EQUITY JOINT VENTURE CONTRACT

between

CHANGCHUN ECO-POWER TECHNOLOGY CO, LTD

and

ECOTALITY ASIA PACIFIC LTD

FOR THE ESTABLISHMENT OF

Tianjin Eco-Power Technology Co., Ltd

June 27, 2012

Tianjin Municipality, People’s Republic of China

ANNEXES
Annex 1	Articles of Association

SCHEDULES
Schedule 1	Contributions of Parties and Terms Thereof

Schedule 2	Schedule of Preferential Tax Treatment

Schedule 3	Model Labour Contract

Schedule 4	Premises Lease Contract

Schedule 5	License Agreement

PRELIMINARY STATEMENT

THIS JOINT VENTURE CONTRACT is entered into this 27th day of June, 2012, in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures (hereinafter collectively referred to as the “Joint Venture Law”) and the Company Law of the PRC and other relevant and officially promulgated Chinese laws and regulations between:

CHANGCHUN ECO-POWER TECHNOLOGY CO, LTD (hereinafter referred to as “Party A”);

AND

ECOTALITY ASIA PACIFIC LTD (hereinafter referred to as “Party B”).

Party A and Party B may hereinafter be referred to individually as a “Party” or collectively as the “Parties”. The Parties hereby agree to establish an equity joint venture company at Bldg 7 of The Number 2 Incubation Center, 2nd Floor, Fufa Rd West, Tianjin Bicycle Kingdom Industry Park, Tianjin, the People’s Republic of China (天津自行车王国产业园区福发路西侧二号孵化中心7号楼2层), on the basis of the principles of equality and mutual benefit.

The Parties hereby agree as follows:

1.	DEFINITIONS

Unless the terms of this Joint Venture Contract otherwise provide, the following terms shall have the meanings set forth below:

“Affiliate”, with respect to a Party, shall mean any corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such Party, but shall not include the Company; a person or entity shall be deemed to “control” another person or entity if the former possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the latter.

“Articles of Association” shall mean the Articles of Association of the Company dated as of the date hereof between the Parties, substantially in the form attached hereto as Annex 1, and as may be amended or restated from time to time by the Parties.

“Assist” or “Assistance” shall mean, respectively, to actively and aggressively support and implement, or the active and aggressive support and implementation of, an activity or application with full intent and commitment to obtain the results sought by the Party or the Company which is being assisted.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company.

“Business License” shall mean the business license to be issued to the Company by the PRC State Administration for Industry and Commerce through the State Administration of Industry & Commerce of Wuqing, Tianjin (天津市武清工商管理局).

“Chairman” shall mean the chairman of the Board of Directors of the Company.

“Chief Financial Officer” shall mean the chief financial officer of the Company.

“China” or the “PRC” shall mean the People’s Republic of China.

“Company” shall mean Tianjin Eco-Power Technology Co. Ltd (天津易科电力科技有限公), the equity joint venture company established by the Parties pursuant to the Joint Venture Law, other relevant and officially promulgated laws and regulations of the PRC, and this Contract.

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“Confidential Information” shall mean technology and know-how as well as trade secrets, strategic business or marketing information, business projections, secret processes and other processes, data, formulae, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature and provided by Party A, Party B or their Affiliates in connection with the establishment of the Company and any matters related thereto, the implementation of and/or the conduct of the business contemplated by this Contract and the other contracts contemplated herein. Confidential Information, however, shall not include information which is now or hereafter becomes part of the public domain through authorized publication, information which the receiving Party can demonstrate was in its possession at the time of receipt, and information which hereafter comes into the possession of the receiving Party and was or is not acquired by the receiving Party directly or indirectly from the providing Party or sources under an obligation of secrecy to such providing Party.

“Contract” shall mean this Joint Venture Contract and the Annexes and Schedules attached hereto.

“Director” shall mean a member of the Board of Directors.

“Deputy General Manager” shall mean the deputy general manager of the Company.

“Effective Date” shall mean the day on which this Contract has been approved by all of the following parties, whichever occurs later: (i) each Party; and (ii) the Examination and Approval Authority.

“Establishment Date” shall mean the date on which the Business License of the Company is issued.

“Examination and Approval Authority” shall mean Ministry of Commerce, Tianjin Branch or such other Chinese authority as is duly authorized by law to approve this Contract.

“Event of Force Majeure” shall mean any event, foreseeable or unforeseeable, the consequences of which are reasonably unavoidable or beyond the reasonable control of a Party, and which prevents total or partial performance of a non-payment obligation under this Contract by such Party.

“Feasibility Study” shall mean the jointly prepared feasibility study dated December 19, 2011.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, 78dd-2, 78dd-3).

“Foreign Exchange” shall mean any foreign currency which can be freely exchanged, converted, or traded in the open international currency market.

“General Manager” shall mean the general manager of the Company.

“Initial Contribution Date” shall mean the mutually convenient date determined by the Parties in accordance with Article 6.5 on which the Parties shall simultaneously contribute in full their respective initial contributions to the registered capital of the Company in the amounts set forth in Schedule 1 hereof.

“Joint Venture Term” shall mean the duration of the Company as provided for in Article 22 hereof.

“Labour Contract” shall mean the individual labour contract to be entered into between the Company and each Management Personnel (except Seconded Personnel) and/or each Working Personnel.

“License Agreement” shall mean the contract to be entered into between the Company and Party B or any of its Affiliate(s) for the licensing by Party B or such Affiliate(s) of certain technology, trademarks and know-how to the Company, substantially in the form attached hereto as Schedule 6.

“Management Personnel” shall mean the General Manager, Deputy General Manager, Chief Financial Officer and such other senior personnel positions that are designated as Management Personnel positions by the Board from time to time.

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“Premises” shall mean the premises to be leased by the Company pursuant to the Premises Lease Contract with Tianjin Bicycle Kingdom Industry Park Co. Ltd. (天津自行车王国产业园区有限公司) or such other premises as may be leased by the Company during the Joint Venture Term as determined by the Board from time to time.

“Premises Lease Contract” shall mean the lease contract to be entered into between the Company and Tianjin Bicycle Kingdom Industry Park Co. Ltd. (天津自行车王国产业园区有限公司) providing for the lease by Tianjin Bicycle Kingdom Industry Park Co. Ltd. (天津自行车王国产业园区有限公司) of the Premises to the Company.

“Products” shall mean all products, whether now existing or subsequently developed, that are used in charging batteries, testing and manufacturing batteries, and providing electric vehicle infrastructure and consulting services for electric vehicle infrastructure manufactured by the Company which are sold to end-users in the Territory by the Company.

“Renminbi” or “RMB” shall mean the lawful currency of the PRC.

“Seconded Personnel” shall mean those Management Personnel who are employees of Party B or its Affiliate(s) and who are seconded to the Company pursuant to a Secondment Contract.

“Secondment Contract” shall mean a contract to be entered into between the Company and Party B (or any of its Affiliate(s)) in the event that employees are seconded to the Company by Party B (or such Affiliate(s)).

“Services” shall mean the sales and maintenance services to be offered by the Company as described in Article 5.1, as amended or modified by the Board from time to time.

"Office" shall mean that area of one hundred twenty-two square meters (122 m2) located at Bldg 7 of The Number 2 Incubation Center, 2nd Floor, Fufa Rd West, Tianjin Bicycle Kingdom Industry Park, Tianjin, China (天津自行车王国产业园区福发路西侧二号孵化中心7号楼2层).

“Territory” shall mean the PRC, in which the Company may manufacture, sell and distribute the Products pursuant to the Exclusivity Agreement. For purposes of this definition, areas excluded include Hong Kong and Taiwan.

“Three Funds” shall mean, collectively, the Company’s reserve fund, bonus and welfare fund and enterprise expansion fund.

“United States Dollars” or “US$” shall mean the lawful currency of the United States of America.

“Working Personnel” shall mean all employees and staff of the Company other than Management Personnel and members of the Board.

2.	PARTIES TO THE CONTRACT

The Parties to this Contract are as follows:

(a)	CHANGCHUN ECO-POWER TECHNOLOGY CO, LTD, a limited liability company registered with the Municipal Administration of Industry and Commerce, Changchun, Jilin Province (吉林省长春市工商局) (Business License No. 220107000008735) and with its legal address at No. 3355, Guigu Street, High-Technology District, Changchun, Jilin Province, China.
(b)	ECOTALITY ASIA PACIFIC LTD, a limited liability company organized and existing under the laws of Hong Kong, with its registered office at Rooms 2702-3, 27th Floor, Bank of East Asia Harbour View Center, 56 Gloucester Road, Wan Chai, Hong Kong.

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3.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1	Representations and Warranties of Party A

Party A hereby represents and warrants to Party B as follows:

(a)	Party A is a limited liability company duly organized and validly existing under the laws of the PRC and is in compliance with all conditions required to maintain its status as an enterprise legal person under the laws of the PRC.
(b)	Party A has submitted to Party B a valid, true and complete copy of its current business license bearing a current annual inspection seal from the relevant administration for industry and commerce.
(c)	Each of Party A and its relevant Affiliates has taken all appropriate and necessary corporate action to (i) empower its legal representative or such other duly authorized representative whose signature is affixed hereto and thereto to sign this Contract and all of the contracts contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, and (iii) authorize the performance and observance of the terms and conditions hereof and thereof.
(d)	Each of Party A and its relevant Affiliates has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts contemplated herein to which it is a Party and to observe and perform its obligations hereunder and thereunder; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authority or other examination and approval authority before the same may become effective.
(e)	No litigation, arbitration or administrative proceeding is currently taking place or pending or, to the best knowledge of Party A or its relevant Affiliates, threatened against Party A or its relevant Affiliates. Furthermore, neither Party A nor any of its relevant Affiliates is in violation of any law, regulation, government directive whether having force of law or not, or in default under any judgment, order, authorization, agreement or obligation applicable to the business of Party A or its relevant Affiliates.
(f)	Upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligation of Party A enforceable against Party A in accordance with its terms.
(g)	Party A’s or its relevant Affiliates’ execution, delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of their constitutive documents, any other agreement or obligation of Party A or its relevant Affiliates, or currently effective law, regulation or decree of China that may be applicable to any aspect of the transactions contemplated hereunder.
(h)	All information supplied to Party B by Party A in relation to this Contract, including information concerning the business and financial status of Party A or its relevant Affiliates and any relevant assets, inventories and outstanding contractual arrangements with their respective suppliers and customers, is true and correct in all material respects, whether any of the same has been verified or audited by an independent third party or not.
(i)	Party A has shared to date and shall continue to share with Party B copies of all PRC government documents concerning this Contract and the other contracts and documents set forth herein and therein as soon as said documents come into its possession.

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3.2	Representations and Warranties of Party B

Party B hereby represents and warrants to Party A as follows:

(a)	Party B is a corporation duly organized, validly existing and in good standing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

Party B has submitted to Party A a valid, true and complete copy of its certificate of incorporation.

(b)	Each of Party B and its Affiliates has taken all appropriate and necessary corporate action to (i) empower its duly authorized representative whose signature is affixed hereto or thereto to sign this Contract and all of the contracts contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, and (iii) authorize the performance and observance of the terms and conditions hereof and thereof.
(c)	Each of Party B and its relevant Affiliates has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts referred to herein to which it is a party; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authority before the same may become effective.
(d)	Upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligation of Party B enforceable against Party B in accordance with its terms.
(e)	Party B’s or its relevant Affiliates’ execution, delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of their constitutive documents, any other agreement or obligation of Party B or its relevant Affiliates, or currently effective law, regulation or decree of the State of Nevada that may be applicable to any aspect of the transactions contemplated hereunder.
(f)	No litigation, arbitration or administrative proceeding is currently taking place or pending or, to the best knowledge of Party B or its relevant Affiliates, threatened against Party B or its relevant Affiliates that would have a material adverse impact on Party B’s ability to enter into or perform its obligations under this Agreement. Furthermore, neither Party B nor any of its relevant Affiliates is in violation of any law, regulation, government directive whether having force of law or not, or in default under any judgment, order, authorization, agreement or obligation applicable to the business of Party B or its relevant Affiliates that would have a material adverse impact on Party B’s ability to enter into or perform its obligations under this Agreement.

4.	ESTABLISHMENT OF THE COMPANY

4.1	Establishment of the Company

In accordance with the Joint Venture Law, the Company Law and other relevant and officially promulgated PRC laws and regulations, the Parties hereby agree to establish the Company pursuant to the terms of this Contract. The Company shall be a legal person under the laws of the PRC subject to the protection and jurisdiction of PRC law.

4.2	Name and Address of the Company
(a)	The name of the Company shall be “Tianjin Eco-Power Technology Co., Ltd” in English and “天津易科电力科技有限公司” in Chinese.

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(b)	The legal address of the Company shall be Bldg 7 of The Number 2 Incubation Center, 2nd Floor, Fufa Rd West, Tianjin Bicycle Kingdom Industry Park, Tianjin, China (天津市武清区自行车王国产业园区福发路西侧二号孵化中心7号楼2层).

4.3	Limited Liability Company

The Company shall be a limited liability company. The liability of each of the Parties for the obligations, liabilities, debts and losses of the Company shall be limited to that Party’s obligation to make its respective contribution to the registered capital of the Company within the period required by Chinese law.

4.4	Profits and Losses

The Parties shall share the profits, losses and risks of the Company in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of the Company.

4.5	No Agency Relationship

Neither Party is the agent of the other Party nor does either Party have any power to bind the other Party or to assume or to create any obligation of responsibility, express or implied, on behalf of the other Party in the other Party’s name. Neither this Contract nor any of the other contracts contemplated herein shall be construed as constituting Party A and Party B as partners or as creating any other form of legal association which would impose liability upon one Party for the act or failure to act of the other.

4.6	Other Contracts

Within thirty (30) days of the Establishment Date, (a) the Company and Party B or its relevant Affiliate shall duly execute the License Agreement.

4.7	Branches and Subsidiaries

The Company may establish branch offices and/or subsidiaries in the PRC upon the approval of the Board of Directors and, if necessary, the Examination and Approval Authority and the relevant local government departments where such branch offices and/or subsidiaries shall be located.

5.	PURPOSES, SCOPE OF BUSINESS AND SCALE OF OPERATIONS OF THE COMPANY

5.1	Purposes of the Company

The purposes of the Company shall be as follows:

(a)	To develop and manufacture the Products;
(b)	To sell and distribute the Products to third parties in the Territory;
(c)	To install, maintain and repair Products for end-users in the Territory;
(d)	To provide technical consulting services to existing and potential end-users of the Products in the Territory;

(e)	To provide technical support to end-users of the Products in the Territory; and

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(f)	To provide technical training to end-users in the Territory regarding the use of the Products.

5.2	The Business Scope of the Company

The business scope of the company shall include Production, research and development of charging equipment for electric vehicles; providing solutions for clean tech vehicles and smart grid network management services; import and export technology; sale of self-produced products (subject to administrative permit/license where applicable) and engaging in all matters incidental thereto, including, without limitation, entering into leases or purchasing premises needed to carry out its business, hiring and firing employees, borrowing money, to the extent permitted under the laws and regulations of the PRC relating to Sino-foreign equity joint ventures, entering into contracts with third parties related to its business, and to carry out any other activities necessary to accomplish the purpose of the Company.

6.	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

6.1	Total Amount of Investment

The total amount of investment of the Company shall be US$12,500,000.00 (Twelve Million Five Hundred Thousand United States Dollars).

6.2	Registered Capital

The registered capital of the Company shall be US$5,000,000.00 (Five Million United States Dollars). The registered capital for the Company shall be contributed by the Parties in the following proportions:

(a)	Party A’s aggregate contribution to the registered capital of the Company shall be sixty percent (60.0%) of the total registered capital of the Company, and shall be the RMB equivalent of US$3,000,000.00 (Three Million United States Dollars) in the form of a cash contribution.
(b)	Party B’s aggregate contribution to the registered capital of the Company shall be forty percent (40.0%) of the total registered capital of the Company, and shall be the United States Dollar equivalent of US$2,000,000 (Two Million United States Dollars) in the form of a contribution in-kind as set forth on Schedule 1 hereto.

6.3	Additional Financing

The Company may obtain additional funds through loans from domestic or foreign financial institutions on terms and conditions approved by the Board of Directors and the Parties. Party A agrees to provide the Company a credit facility or a guarantee of a loan to the Company from a third party of up to US$2,000,000.00 (Two Million United States Dollars). In addition, the Company may also obtain loans or guarantees from the Parties or their Affiliates on terms and conditions to be determined by the relevant parties; provided, however, that no Party shall be obligated to lend funds to the Company or to guarantee a loan to the Company from a third party or financial institution beyond Party A’s commitment of the $2,000,000.00 credit facility or loan guarantee. In the event a Party does agree to lend funds to the Company or to guarantee a loan to the Company from a third party or financial institution, such Party shall be entitled to be paid interest on the loan at such rate or guarantee fees in such amount that such Party would have been entitled to be paid as if such Party were not a party to this Contract and as if the transaction were a negotiated arm’s length financing from a third party. The Company may mortgage or otherwise grant a security interest in those of its assets permitted by law to be mortgaged or secured in order to obtain loans.

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6.4	Forms of Capital Contribution

Except for as set forth on Schedule I, the Parties shall contribute capital in cash. Any other in- kind contributions, including real property and buildings, land use rights, equipment, technology and intellectual property rights, must be approved by both parties and set forth in Schedule 1. Any such in-kind contributions must be evaluated by the relevant competent authority before such contribution may be accepted by the Company. All in-kind contributions shall be made immediately after the Company obtains the Business License. The contributing party shall conduct such actions as are necessary and desirable for the in-kind contributions to be effected.

6.5	Timing of Capital Contributions

Contributions to the registered capital of the Company, other than in the form of in-kind contributions to be made by Party B, may be made by the Parties in multiple instalments, the first of which shall be no less than 20% of the registered capital of the Company, and shall be made within sixty (60) days after issuance of the Business License. The last instalment shall be made no later than two years after the issuance of the Business License, provided, however, that the timing of the capital contributions may be adjusted by the unanimous vote of the Board in light of actual conditions consistent with the requirements of relevant regulations and, provided, further, that the obligation of any Party to make its initial contribution shall be subject to the fulfilment or waiver of each of the following conditions:

(a)	The Premises Lease Contract, License Agreement and any other contracts referred to herein will be executed by the parties thereto in no more than sixty (60) days after the Establishment Date, and will each receive the approval of the relevant Chinese authorities, if required;
(b)	The Business License of the Company is in full force and effect;
(c)	The form and substance of the approvals received in connection with or in accordance with this Contract and the documents referred to in Article 6.5(a) are acceptable to each Party; and
(d)	Each of the Parties is satisfied with the tax preferences, holidays and concessions obtained or to be obtained by the Company.

If, following the fulfilment of the conditions precedent set forth above, either Party fails to make its contributions to the registered capital of the Company in the amount, time and manner as required by this Article, the matter shall be handled in accordance with Articles 6 and 7 of the Provisions on Capital Contributions by Parties to Chinese-Foreign Equity Joint Ventures. In addition, interest shall accrue and be payable by such Party to the Company on the value of each late contribution from its scheduled contribution date specified in accordance with this Article until the date when such contribution is actually made. The rate of interest shall be five per cent (5%) per annum, compounded daily. In the event that the breaching party does not make its required capital contribution within ninety (90) days from the date required by this Article, the non-breaching party may take any and all actions necessary to dissolve the Company.

6.6	If any of the above conditions precedent are not fulfilled within ninety (90) days after the issuance of the Company’s Business License, and the Parties do not agree in writing to waive such conditions precedent, either Party shall have the right to terminate the Joint Venture Contract. In the event of such termination, neither Party shall have any right whatsoever to require the other Party to make any contribution to the Company’s registered capital or to claim any damages from the other Party.

6.7	Investment Certificates

Within thirty (30) days after the Parties have made their initial capital contributions, the Company shall engage an accountant registered in China to verify such contributions. Upon the issuance of a verification report by such accountant, the Company shall issue to each contributing Party an interim investment certificate signed by the Chairman evidencing that the contribution was made. The Company may issue such interim investment certificates from time to time as each Party makes further capital contributions and the same have been verified by the accountant within thirty (30) days after each contribution. Within thirty (30) days after the entire registered capital of the Company has been contributed by the Parties, the Company shall request that an accountant registered in China verify each Party’s total contributions and issue a final certificate of verification. Upon receipt of the final certificate of verification from the accountant, the Company shall promptly (but in any event not later than thirty (30) days following the issuance of the final certificate of verification) issue a final investment certificate to each Party setting forth the aggregate amount of such Party’s contribution(s). Concurrently with the issuance of such final investment certificate, such Party shall surrender to the Company for cancellation all of the interim investment certificates previously issued to such Party. Such final investment certificate shall be signed by the Chairman and the Vice-Chairman.

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6.8	Increase or Reduction of Registered Capital

Any increase or reduction in the registered capital of the Company shall be approved by the Board of Directors and submitted to the appropriate examination and approval authorities for approval. Upon receipt of such approval, the Company shall register the increase or reduction in the registered capital with the appropriate administration for industry and commerce. Each Party shall contribute towards any increase in the registered capital a proportion of such increase equal to the proportion that such Party’s contributions to the registered capital of the Company, when completed, bear to the total registered capital of the Company; provided, however, that the Parties may agree to adjust their proportional interests in the Company’s registered capital subject to the approval of the appropriate examination and approval authorities.

7.	TRANSFER OF INTEREST

7.1	Non-Encumbrance

Neither Party may encumber its share of the registered capital or its equity interest, rights and obligations under this Contract and other interests in the Company (collectively, “Interest”) without the prior written consent of the other Party, not to be unreasonably withheld.

7.2	Valuation

Any Party who desires to sell or otherwise transfer its Interest in the Company shall bear the cost of any valuation of the Company as a going concern. The Parties shall render all assistance and provide all such documentation and other information to the appraiser as such appraiser may consider necessary.

7.3	Transfer of Interest

No Party may transfer all or any part of its Interest to a third party without the prior written consent of the other Party.

7.4	Notwithstanding the provisions of Article 7.3, either Party may freely transfer part or all of its Interest in the Company to an Affiliate of such Party, and the non-transferring Party hereby irrevocably consents to such transfer and agrees to cause its Directors to vote in favour of such assignment. When transferring its Interest in the Company to an Affiliate, the transferring Party shall notify the Board and the non-transferring Party in writing of the proposed assignment and specify the name and the legal address of the Affiliate and/or such other information as the non-transferring Party may reasonably request. Any such transfer shall be unanimously approved by the Board of Directors and shall be effective thereupon subject only to necessary government approvals.

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7.5	Continued Implementation of Contract

Prior to the Transfer of a Party’s Interest, both Parties shall continue to perform their obligations under this Contract.

7.6	Effect of Transfer

The Transfer of a Party’s Interest shall not release such Party from its liability to pay any sums of money accrued, due and payable to the other Party, or to discharge its then-accrued and unfulfilled obligations including any liability to the Company or the other Party in respect of any breach of this Contract pursuant to Article 25 hereof.

8.	RESPONSIBILITIES OF THE PARTIES

8.1	Responsibilities of Party A:

Among its responsibilities under this Contract, Party A shall:

(a)	Make its contributions to the registered capital of the Company in accordance with the relevant provisions of this Contract;
(b)	Enter into, or cause its Affiliates to enter into, the Annexes hereto and any other contracts contemplated herein to which it or any of its Affiliates is a party;
(c)	Assist the Company in obtaining the Business License providing for a term of validity and scope of business acceptable to both Parties;
(d)	Assist the Company in filing/registering the Premises Lease Contract with all relevant government departments and handling all other necessary procedures to ensure that the Company has the exclusive right to lease the Premises in accordance with the terms thereof;
(e)	Assist the Company in obtaining the Chinese tax preferences, holidays and concessions and other preferential tax treatment set forth in Schedule 2 or otherwise available to or for the Company;
(f)	Assist the Company, if requested, in handling all licenses, approvals and registrations for the importation of technology in accordance with the terms set forth in the License Agreement;
(g)	Assist the Company with the smooth transfer of employees from Party A who are recruited by the Company and with the recruitment of other qualified Chinese Management Personnel and Working Personnel; and
(h)	Handle other matters entrusted to it by the Company and as agreed from time to time by Party A.
8.2	Responsibilities of Party B:

Among its responsibilities under this Contract, Party B shall:

(a)	Make its contributions to the registered capital of the Company in accordance with the relevant provisions of this Contract;
(b)	Enter into, or cause its Affiliates to enter into, the Annexes hereto and any other contracts contemplated herein to which it or any of its Affiliates is a party;

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(c)	Handle export license and other procedures for the Company necessary for the export of technology from the United States pursuant to the License Agreement;
(d)	Assist the Company with the smooth transfer of employees from Party B or its Affiliates who are seconded to the Company; and
(e)	Handle other matters entrusted to it by the Company and agreed from time to time by Party B.

8.3	Expenses Not Reimbursable

Except as otherwise expressly provided for in this Contract, expenses incurred by either Party in fulfilling the aforesaid responsibilities and other financial expenses incurred by the Parties on behalf of the Company shall be borne by the Company only upon approval of the Board.

9.	OFFICE, MANUFACTURING SITE

9.1	Site of Manufacturing Facility

(a)	Party A shall Assist the Company to secure a site for the manufacture of the Company’s Products. Such assistance may include assisting the Company to enter into a lease agreement or to execute a Land Use Contract with the Tianjin Wuqing Land & Resources Bureau (天津市武清区国土资源局) for the use of a manufacturing site and to obtain from Tianjin Wuqing Land & Resources Bureau (天津市武清区国土资源局) a Land Use Certificate in respect of the site.

9.2	Lease of Office

(a)	Party A shall transfer the Premises Lease Contract for the Office to the Company, pursuant to the terms and conditions of the Building Lease Contract.

9.3	Environmental Matters

(a)	After the Establishment Date, the Parties agree that any Party or the Company may engage a consultant to conduct an inspection of any of the manufacturing facility, the Office and/or the operations of the Company at any time at its own cost. Should such inspection reveal any environmental, health and safety, or other compliance problems, the Parties and the Company shall discuss and mutually determine the party(ies) (including Party A, Party B and the Company) responsible for such problem(s) and the responsible party(ies) shall correct such problem(s) in a manner satisfactory to the other party(ies) at its (their) own expense and/or indemnify the other party(ies) for the costs incurred by such party(ies) in correcting such problems.

(b)	Subject to Article 9.3(a) of this Contract, the Company shall be responsible for operating in compliance with officially promulgated environmental protection, health and safety, and other compliance measures of the PRC imposed on the Company and shall be responsible for the cost of bringing any site used exclusively by the Company for the manufacture of Products and the Company's operations, but not any Party's operations, into compliance with future officially promulgated environmental protection, health and safety, and other compliance measures of the PRC imposed on the Company; provided, however, that the environmental protection and health and safety standards of the Company shall be no lower than the highest of the standards practiced by Party A and Party B or those required by PRC laws and regulations.

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10.	PLANT CONSTRUCTION

During the period of preparation and construction of the Plant, the General Manager, in accordance with policies set forth by the Board of Directors, shall negotiate and sign all contracts for the design and construction of the Plant, and approve the commitment and application of all funds. Under the direction of the General Manager, the management of the Company shall (i) review the preliminary design and layout plans of the Plant; (ii) select 湖南省第四工程公司天津分公司 Hunan Number 4 Engineering Company, Tianjin Branch or such other construction and engineering contractor as may be approved by the Board of Directors of the Company pursuant to Section 14.7 of this Agreement to supervise and manage the engineering and construction of the Plant and other Company facilities; and (iii) together with the designated contractor, finalize the design and layout plans and submit necessary modifications and cost estimates to the Board for approval.

11.	PURCHASE OF MATERIALS

The Company will purchase machinery and equipment from suppliers on a best value basis. The Company shall have the right to utilize the services of Parties A or B or any third party for purchase of parts, materials and supplies, or may directly purchase parts, materials and supplies from overseas markets, subject to approval by the Board of Directors of the Company.

12.	SALE OF PRODUCTS

12.1          The Company shall have the exclusive right to market, sell and distribute Products in the Territory, either by itself and/or through other sales organizations to be determined by the Board of Directors of the Company.

13.	LICENSING OF TECHNOLOGY AND TRADEMARKS

13.1	License Agreement

The Company, pursuant to and subject to the terms of the License Agreement, shall have a defined non-assignable right and license to use and exploit certain technology, patents and know-how in for the manufacture, use and sale of the Products in the Territory and for its provision of Services pursuant to the terms and conditions of the License Agreement. The Company shall have the right to use certain trademarks in the Territory pursuant to the terms and conditions set forth in the License Agreement.

14.	BOARD OF DIRECTORS AND SUPERVISORS

14.1	Establishment

The Board of Directors of the Company shall be established by the Parties and shall hold its first meeting within thirty (30) days of the Establishment Date.

14.2	Composition and Term

The Board of Directors shall be composed of five (5) Directors, of whom three (3) shall be appointed by Party A and two (2) by Party B. Unless the Parties otherwise agree in writing, the Chairman shall be appointed by Party A and the Vice Chairman by Party B. Each individual serving in the capacity of Director, Chairman or Vice Chairman shall hold office for a term of three (3) years, and each shall be eligible for consecutive terms of office upon reappointment by the original appointing Party. Any vacancy created in the Board of Directors shall be filled by the Party which originally appointed the absent Director causing the vacancy. Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a Director and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s).

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14.3	Legal Representative

The Chairman of the Board shall be the legal representative of the Company and shall act only in accordance with the specific decisions, resolutions and instructions of the Board of Directors. Whenever the Chairman is unable to discharge his duties, he shall authorize the Vice Chairman or another Director to represent the Company. Each Director, in his capacity as a Director, shall serve in a non-executive role.

14.4	Authority

The Board of Directors shall be the highest authority of the Company and shall make decisions on all major and important matters of the Company. The rules of procedure governing the Board of Directors and its powers and responsibilities are as set forth in this Contract and the Articles of Association.

14.5	Personal Liability of Directors

A Director, including the Chairman and Vice Chairman, shall not have personal liability for action he undertakes on behalf of the Company within the scope of authority of this Contract, the Articles of Association or the Board resolutions unless his or her action:

(a)	is outside the scope of the approval or authorization given to him by this Contract or the Board of Directors’ resolution; or

(b)	is in breach of Articles 147 – 151 of the Company Law of PRC; or

(c)	is in breach of the laws and regulations of the PRC at the time.

Any Director, including the Chairman and Vice Chairman, acting in violation of this Contract or Board of Director’s resolutions shall indemnify and hold harmless the Company against all losses caused to or liabilities and expenses incurred by the Company. Directors appointed by either Party shall owe a duty of care and fiduciary duties toward the Company.

Any Director shall not engage in any business directly competitive with that carried on by the Company, provided that nothing in this clause shall preclude the Director from holding or being otherwise interested in any shares or other securities of any company, any part of which is listed or dealt in on any stock exchange or recognized securities market anywhere.

14.6	Unanimous Approval

Resolutions of the Board of Directors involving the following matters shall be adopted only upon the unanimous affirmative vote of all Directors (whether present in person or by proxy) at a duly convened meeting:

(a)	Amendment of the Articles of Association;

(b)	Increase, reduction or assignment of registered capital and the adjustment of each Party’s share of interest in the registered capital of the Company;

(c)	Increase or reduction of the total amount of investment of the Company;

(d)	Merger or consolidation of the Company with any other economic organization or reorganization of the Company; and

(e)	Extension, termination, liquidation or dissolution of the Company.

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14.7	Other Important Decisions of the Board

Except for those matters set forth in Article 14.6, resolutions of the Board of Directors shall be adopted by the affirmative vote of not less than four (4) Directors for all important matters of the Company including, without limitation:

(a)	Approval of any change in the scope of business of the Company;

(b)	Establishment of branch offices and subsidiaries;

(c)	The entering into of, or any material amendment to the Premises Lease Contract or the License Agreement;

(d)	Transfer, sale, lease or other manner of disposition of the business or assets of the Company, in whole or in part, the acquisition of the business or assets, in whole or in part, of any other company or entity or the making of investments not in the ordinary course of business;

(e)	Granting of a security interest in any assets of the Company which involves an aggregate value or amount in excess of US$500,000.00 (Five Hundred Thousand United States Dollars) in any fiscal year or other value or amount as may be determined by the Board from time to time;

(f)	Approval of any guarantee, lease agreement or loan agreement for borrowing which involves an aggregate amount in excess of US$500,000.00 (Five Hundred Thousand United States Dollars) in any fiscal year or other amount as may be determined by the Board from time to time;

(g)	Approval of the capital expenditures of the Company in an aggregate amount in excess of US$500,000.00 (Five Hundred Thousand United States Dollars) in any fiscal year or other amount as may be determined by the Board from time to time;

(h)	Approval of an annual budget and operating plan for the Company, and any adjustments or amendments thereto, and any operating variances in excess of 5% above or below budgeted amounts;

(i)	Entering into any transaction or series of transactions that is not in the ordinary course of business and on an arm’s length basis that involves an amount in excess of US$250,000 in the aggregate;

(j)	Entering into a transaction with any of related or affiliated party of either Party A or Party B; provided that such approval shall not be required for any transaction meeting guidelines for related party transactions duly approved by the Board of Directors in accordance with this Section 14.7;

(k)	Setting the pricing range (or guidelines) for any Products sold by the Company;

(l)	Selection of insurers and determination of insurance coverage and premium amounts for the Company;

(m)	Declaration and distribution of dividends;

(n)	Determination of the amounts to be allocated to each of the Three Funds;

(o)	Examining and approving significant reports including long-term business plans, annual operating plans and budgets, and financial reports;

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(p)	Modification of the rights and responsibilities, determination of the remuneration, or appointment and (subject to the provisions of Article 14.18) dismissal of the General Manager, Deputy General Manager, Chief Financial Officer and other Management Personnel;

(q)	Appointment or removal of external auditor(s) or legal counsel;

(r)	Bringing any claim beyond a threshold of US$500,000.00 (Five Hundred Thousand United States Dollars) or involving any conclusion that may have a material impact on the business of the Company; and

(s)	Making of a composition or arrangements with creditors.

14.8	Board Meetings

Regular meetings of the Board of Directors shall be held not less than once each calendar quarter. One meeting of the Board of Directors each year shall be held at a mutually agreed upon location in China, or failing such mutual agreement, at the registered address of the Company. One meeting of the Board of Directors each year shall be held at a mutually agreed upon location in the United States, or failing such mutual agreement, at the principal place of business of Party B. All remaining meetings of the Board of Directors shall be held telephonically, or at any other place as may be jointly selected by the Chairman and Vice Chairman.

14.9	Interim Board Meeting

Within three (3) days after the receipt of a proposal by at least two (2) Directors requesting that an interim Board meeting be held, either the Chairman, or in his absence or failure to act, the Vice Chairman, of the Board shall send written notice calling an interim Board meeting.

14.10	Notice of Meetings

The Chairman, or in his absence or failure to act, the Vice Chairman, shall send written notice at least ten(10) days prior to any Board meeting stating the specific agenda, time and place of the meeting. Such notice may be waived by the unanimous consent of all Directors attending the meeting in person or by proxy. A Board meeting shall be convened not less than ten (10) days or more than twenty (20) days from the date of the notice.

14.11	Attendance

A Director may attend a Board meeting in person, by conference telephone or designate another person by proxy and vote in his place. Such designation shall be in writing, shall be signed by the Director, and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy. A Director may appoint another Director as his proxy. A person acting as a proxy may do so for more than one Director.

14.12	Quorum for Meetings

The quorum for a Board meeting shall consist of three (3) of the Directors (including at least one Director appointed by Party A and one Director appointed by Party B) present in person or by conference telephone or by proxy. However, if proper notice to convene a Board meeting has been given and if the Directors appointed by a Party fail to attend the meeting by themselves or by proxy or by conference telephone, and therefore a quorum is not present in accordance with the preceding sentence, such Board meeting shall be adjourned and reconvened at the same location and time fifteen (15) days later. If, at the reconvened Board meeting, these Directors still fail to attend the Board meeting by themselves or by proxy or by conference telephone, then the person presiding over the reconvened Board meeting shall be deemed to be appointed by these Directors as their representatives to attend the Board meeting and vote in respect of resolutions (the proposal of which shall have already been set out in the enclosures of the notice of the Board meeting). Resolutions passed in such manner shall also have full legal effect.

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14.13	Voting

The Directors may vote on any matters either by attending meetings in person, by telephonic conference or by proxy. Each Director shall have one vote. Matters not requiring a unanimous vote by the Board of Directors shall be decided by a simple majority vote of the Directors at a meeting at which a quorum is present.

14.14	Written Consent

The Board of Directors may conduct any business and make decisions and take actions that could have been otherwise duly taken pursuant to a Board meeting by means of a unanimous written consent in lieu of a meeting.

14.15	Compensation and Expenses

The Company shall not pay any fee, remuneration or subsidy to any Director for attendance at a Board meeting. The Company may reimburse a Director for reasonable expenses incurred in respect of transportation, accommodations and other travel expenses to attend Board meetings if the Board of Directors agrees to do so.

14.16	Minutes

Minutes shall be kept for each Board meeting and signed by all Directors present at the Board meeting in person or by proxy. In order to facilitate the smooth conduct of Board meetings, the Vice Chairman shall appoint a designee for the purpose of the Board meeting. The duties of such designee shall be to take detailed minutes of the Board meeting, procure the proper signatures for the adoption of such minutes, translate or arrange for the translation of documents and dispatch documents relating to the Board meeting to the Directors. Minutes of the Board meeting shall be maintained in both Chinese and English. Copies of the minutes in both Chinese and English languages shall be sent to Party A and Party B at the addresses set forth in Article 30.5.

14.17	Finance Committee

The Board of Directors shall appoint a Finance Committee to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence and performance of the Company’s internal and external auditors and (4) the preparation of the annual budget. The Finance Committee shall review all monthly, quarterly and annual financial reports prior to the approval thereof by the Board of Directors. The Finance Committee shall consist of at least three Directors, including at least one Director appointed by Party A and one Director appointed by Party B. The chair of the Finance Committee shall be a Director appointed by Party B. The Finance Committee shall meet immediately prior to each regularly scheduled meeting of the Board of Directors as set forth in Article 14.8 above, and at such additional places and times as may be determined by the chair of the Finance Committee.

14.18	Further Policies and Procedures

The Company shall abide by any other policies and procedures adopted by the Board. The Parties shall take all appropriate action to cause the Board of Directors to adopt standards of conduct and business practices in conformity with the laws and regulations of the PRC and those standards applied by Party B and its Affiliates on a world-wide basis, including such laws and regulations of the United States of America which apply to Party B’s operations outside the United States of America, provided that they do not conflict with (although they may be in addition to what is required by) the laws and regulations of the PRC. The Company shall at all times comply with the FCPA including, without limitation, the accounting and recordkeeping provisions thereof. Upon the occurrence of any material breach of the preceding sentence and at all times thereafter, in addition to any other remedies that Party B may have under law or under this Agreement, Party B shall be entitled to dismiss the General Manager of the Company, in which case a replacement General Manager shall be nominated and appointed in accordance with Articles 15.1(a) and 14.7(p).

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15.	MANAGEMENT ORGANIZATION

15.1	Establishment

(a)	The Board of Directors of the Company shall establish a management organization comprised of Management Personnel who shall be in charge of the day-to-day operations and management of the Company. The management organization shall be headed by one (1) General Manager, one (1) Deputy General Manager and one (1) Chief Financial Officer. Subject to the provisions of Section 14.18, the General Manager and the Chief Financial Officer shall be nominated by Party A, and the Deputy General Manager shall be nominated by Party B.

(b)	Each Party agrees to cause the Directors appointed by it to approve all persons nominated to Management Personnel positions; provided, however, that each Party may veto the nomination of any candidate for a Management Personnel position if such candidate fails to meet the criteria ascribed to the position for which the candidate is nominated as may be provided in the Articles of Association or otherwise determined by the General Manager and the vetoing Party provides reasonable evidence of such failure. Each individual serving in the capacity of Management Personnel shall hold office for a term of two (2) years, and each shall be eligible for consecutive terms of office if renominated by the original nominating Party.

(c)	The duties of the General Manager shall consist of carrying out the decisions of the Board of Directors and organizing and directing the day-to-day operations and management of the Company. In the absence of the General Manager, part or all of the foregoing authority and power may be delegated by the General Manager to the Deputy General Manager or to any other Management Personnel selected by the General Manager.

(d)	The duties of the Chief Financial Officer shall consist of providing effective financial oversight of the day-to-day operations of the Company, including financial planning, monitoring cash flow and preparation of required budgets and subsequent performance in accordance with the approved budgets.

(e)	Each Party shall have the right to replace its own appointee(s) to any senior management positions so dismissed by the General Manager or the Board of Directors.

(f)	Except for Seconded Personnel, all Management Personnel are forbidden from concurrently serving or working in any other company, unit, entity or organization whatsoever unless approved by the Board. This does not preclude the individual Management Personnel from serving in the same capacity for both the manufacturing and sales ventures.

15.2	Employment

Except for Seconded Personnel, each Management Personnel shall execute a Labour Contract with the Company. The specific powers and responsibilities of Management Personnel shall be prescribed in the relevant provisions of the Articles of Association of the Company. No Management Personnel shall have any personal liability for any acts performed in good faith, in the normal course of their employment and within the scope of activities permitted to be engaged in by such Management Personnel as set forth in this Contract and the Articles of Association.

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Each Management Personnel (other than the General Manager) shall receive his assignment from and shall report to the General Manager and shall be subject to removal at any time by the Board.

15.3	Compensation

Matters such as salaries, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of Management Personnel, except Seconded Personnel, shall be stipulated in the Labour Contract between the Company and such Management Personnel. Similar matters for Seconded Personnel shall be stipulated in a Secondment Contract.

15.4	Confidentiality and Non-Competition

Each Management Personnel shall, as a condition to employment by the Company, execute an agreement in form and substance acceptable to the General Manager which shall contain provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company, assigning to the Company all inventions created during the period that such Working Personnel is employed by the Company and restricting the ability of such Working Personnel to compete with the business of the Company for a specified period of time.

16.	LABOUR MANAGEMENT

16.1	Enterprise Autonomy

The Company shall have all possible autonomy under the laws and regulations of the PRC concerning the recruitment, employment, compensation, designation of welfare benefits, procurement of labour insurance, promotion, discipline and dismissal of Working Personnel. The labour policies of the Company shall be determined in accordance with applicable PRC labour law, labour contract law and regulations and the relevant regulations of Tianjin Municipality on labour management in foreign investment enterprises.

16.2	Employment

The qualification and number of Working Personnel shall be determined in accordance with the operating needs of the Company as determined by the General Manager. Each Working Personnel shall, as a condition to employment by the Company, execute a Labour Contract with the Company, to the extent permitted by the PRC labour laws and regulations which shall contain provisions regarding the assignments of intellectual property rights and provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company and restricting the ability of such Working Personnel to compete with the Company. Working Personnel shall observe the various rules and regulations of the business of the Company in fulfilling their respective tasks. The General Manager may, at his sole discretion and according to the degree of seriousness of the case, give warnings, record demerits, deduct wages, dismiss, or otherwise remove any Working Personnel who has violated the terms of his or her Labour Contract or the rules, regulations or labour discipline of the Company.

16.3	Compensation

Matters such as compensation, wages, subsidies, benefits, insurance, allowances, rewards, and other compensation matters of Working Personnel shall be stipulated in the Labour Contract between the Company and each Working Personnel.

16.4	Trade Union

(a)	The local Chinese employees of the Company shall have the right to establish a trade union organization and carry out trade union activities in accordance with the Law of the People’s Republic of China on Trade Unions and other relevant trade union laws and regulations of the PRC. The trade union of the Company shall represent the interest of the employees of the Company.

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(b)	The Company shall allot a trade union fund in accordance with the relevant measures for trade union funds formulated by the All China Federation of Trade Unions, which is currently two percent (2%) of the total amount of the actual wages payable by the Company each month. Such payment shall be an expense of the Company. The trade union may use these funds in accordance with the relevant control measures for trade union funds formulated by the All China Federation of Labour Unions. All activities of the trade union shall be conducted after normal working hours and shall not interfere with the normal operations of the Company.

16.5	Probationary Period

All candidates hired by the Company must satisfactorily complete a one to three month probationary period of work in accordance with then prevailing PRC labor law before they will be officially considered employees of the Company. The General Manager shall have the absolute right to decide, on behalf of the Company, whether such persons have successfully completed their probationary period and shall be granted employment, or that such persons shall not be granted employment for whatever reasons, including lack of qualification, redundancy or otherwise. Any person to whom the Company does not offer employment after the probationary period shall be given notice before dismissal. The Company shall not otherwise be liable in any manner to any individual or Party in connection with the Company’s decision to decline to offer employment to a person.

17.	ANNUAL OPERATING PLANS AND BUDGETS

17.1	Preparation

The General Manager shall be responsible for the preparation of the annual operating plans and budgets of the Company. The operating plan and budget for the next fiscal year shall be submitted to the Board of Directors for examination and approval prior to November 1 of each year and shall include detailed plans and projections regarding:

(a)	estimated revenues, expenditures and profits of the Company;

(b)	marketing and sales plans for the Products;

(c)	estimated scope of provision of Services; and

(d)	staffing levels and plans for training personnel of the Company.

17.2	Examination and Implementation

The Board of Directors shall act reasonably and cooperatively to complete its examination and approval of each annual operating plan and budget for the next fiscal year prior to the end of December 31 of each year. The General Manager shall be responsible for the implementation of the annual operating plan and budget as approved by the Board. The Board of Directors shall review the actual operations of the Company against the operating plan and budget on a quarterly basis. Any deviation from any budgeted line item amount by greater than five percent (5%) shall require the approval of the Board of Directors, with not less than four of the Directors approving such deviation.

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18.	TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION

18.1	Tax Treatment

The Company shall pay taxes in accordance with relevant Chinese laws and regulations and shall enjoy all preferential tax and customs treatment available to it under the PRC law. The Parties anticipate that the Company shall qualify for the preferential tax set forth in Schedule 2 hereto. In order to confirm the tax treatment applicable to the Company, and to satisfy the condition precedent set forth in Article 6.5(d) as soon as possible, the Parties shall, immediately after the Establishment Date, procure that the Company submit an application to the appropriate tax authorities of China requesting confirmation of the tax and duty exemptions, reductions and other preferences to be accorded to the Company. Furthermore, with the Assistance of Party A, the Company shall also apply for any other reductions of or exemptions from relevant taxes and duties which are now available or will become available to the Company under any of the laws and regulations of the PRC.

18.2	Three Funds

After fully making up accumulated losses of previous years, if any, and payment of taxes in accordance with the relevant laws and regulations of the PRC, the Company shall allocate a percentage of its annual after-tax profit for contribution towards the reserve funds, the development funds and the bonus and welfare funds for staff and workers (“Three Funds”). The amount to be allocated to the Three Funds shall be decided by the Board of Directors on a yearly basis in accordance with the financial performance of the Company, in light of the relevant laws and regulations of the PRC, but in any event shall not exceed ten percent (10%).

18.3	Profit Distribution

(a)	After paying taxes in accordance with the law and making contributions to the Three Funds, the remaining earnings of the Company shall be available for dividend distribution to the Parties. The General Manager shall recommend a dividend distribution plan to the Board of Directors within the first three (3) months following the end of each fiscal year of the Company for the Board’s consideration and approval or modification. In his or her recommendation, the General Manager shall consider whether the Company has sufficient funds on hand to pay the dividends and meet its approved capital expenditure budget and working capital requirements for the current budget year. It is the expectation of the Parties that each dividend distribution plan shall provide for the distribution of not less seventy-five percent (75%) of all earnings remaining after taking into consideration the matters set forth in the preceding sentence. The Company shall not distribute dividends unless the losses of previous fiscal year(s) have been fully made up. Remaining undistributed dividends from previous years may be distributed together with that of the current year and the Board of Directors may authorise the payment of dividends from undistributed dividends from previous years at any time.

(b)	Dividends shall be distributed to the Parties in proportion to each Party’s holding of the registered capital of the Company at the time of the distribution. Payment of dividend distributions to Party B shall be in United States Dollars and Party B’s right to receive previous declared dividends shall not lapse due to unavailability of Foreign Exchange. The rate of exchange for all Renminbi amounts that are required to be converted to United States Dollars for payment of such dividends shall be the rate announced by the People’s Bank of China for the conversion from Renminbi to United States Dollars on the date that dividends are declared.

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19.	FINANCIAL AFFAIRS AND ACCOUNTING

19.1	Accounting System

(a)	The Company shall maintain its accounts in accordance with the regulations in respect of the financial management and accounting system of foreign-invested enterprises enacted by the Ministry of Finance of the PRC and any other officially promulgated PRC laws and regulations and the provisions of the Joint Venture Contract and the Articles of Association and in a manner sufficient to allow preparation of Company financial statements consistent with U.S. generally accepted accounting principles (“U.S. GAAP”) and the financial and tax reporting requirements of the Parties. The General Manager shall establish the accounting system and procedures for the Company in accordance with the Enterprise Accounting System and other relevant regulations. The accounting system and procedures to be adopted by the Company shall be submitted to the Board for approval. Once approved by the Board, the accounting system and procedures shall be filed with the relevant local department of finance and the tax authorities for recording purposes. The accounting system and procedures approved by the Board shall to the maximum extent possible conform with the accounting requirements of Party A and Party B.

(b)	The Company shall submit reports relating to the usage of foreign investment in accordance with the laws and regulations on statistics and the statistical system of the State and of the Municipality where it is incorporated (if any) concerning the usage of foreign investment.

(c)	The fiscal year of the Company shall start on January 1 of the year and end on December 31 of the same year. The first fiscal year of the Company shall commence on the Establishment Date and end on December 31 of the same year. The last fiscal year of the Company shall start on January 1 of the year of termination and end on the date of termination.

19.2	Books and Records

The Company shall keep true and correct records and accounts in accordance with applicable PRC accounting laws and regulations. All accounting records, vouchers, books and statements of the Company shall be made and kept in Chinese. All accounting statements of the Company and other important accounting documents, as determined by the Board, shall also be made and kept in English (or any foreign language) at the same time, and the Company shall also prepare financial statements in accordance with U.S. GAAP. The Company shall bear the entire cost of the preparation of Company financial statements that comply with generally accepted accounting principles in China and PRC laws and regulations, and in addition shall pay a maximum of US$24,000 per annum for the fees and expenses of accountants selected by Party B to prepare Company financial statements in accordance with U.S. GAAP (“U.S. GAAP Accounting Fees”). Any U.S. GAAP Accounting Fees in excess of US$24,000 per annum shall be paid by Party B.

19.3	Inspection of Books and Records

Each Party shall have the right to examine and copy all books of account, records, vouchers, contracts and documents of any kind that are necessary or appropriate for monitoring the financial performance of the Company. Each Party may make such examination and copies during the Company’s normal business hours, provided that such examination and copying does not unreasonably interfere with the business operations of the Company. Each Party may exercise such rights through its agent or employee or by an independent accounting firm designated by the Party.

19.4	Accounting Unit

The currency of accounts of the Company shall be determined by the Board of Directors of the Company. When foreign currency transactions take place, the foreign currency amount will be translated into the reporting currency for recording purposes. Any increase or decrease in the balance of accounts relating to foreign currency transactions shall be translated into the currency of account in accordance with the official Foreign Exchange rate announced by the People’s Bank of China on the transaction date or on the first day of the month when the transaction takes place or, with respect to financial statements prepared in accordance with U.S. GAAP, as may otherwise be required by U.S. GAAP.

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19.5	Reports

The Company shall prepare and provide to the Parties:

(a)	Within forty five (45) days after the last day of each fiscal year, the balance sheet of the Company as of the end of such fiscal year and the related profit and loss statement and statement of cash flows for the fiscal year then ended, in each case audited as provided below.

(b)	Within twenty five (25) days after the last day of each financial quarter, the unaudited balance sheet of the Company as of the end of such quarter and the related profit and loss statement and statement of cash flows (for such quarter and for the year-to-date).

(c)	Within twenty five (25) days after the last day of each month, (i) a profit and loss statement and statement of cash flows for such month; and (ii) a forecast/outlook for the remainder of the current fiscal quarter, which shall include without limitation the number of personnel, revenue, cash balance and expenses.

19.6	Audit

An independent and reputable accounting firm licensed in China and approved by the Board shall be engaged by the Company as its auditor to examine and verify the annual financial statements of the Company and shall submit the audit report to the Board and the General Manager. Either Party shall also have the right not more than once in each fiscal year, to appoint an accountant registered in China or abroad to audit the accounts of the Company. If the results of any such audit are significantly different from that conducted by the Company’s auditors and are accepted by the Board, the expense of the audit shall be borne by the Company. The Company will permit such accountant to have access to the Company’s books and records and Management Personnel and will provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit.

19.7	Additional Reports and Provision of Returns

(a)	In order to assist Party B in interpreting and reporting the Company’s financial performance to meet its reporting requirements in the United States, the Company shall provide, with the assistance of its outside auditor as necessary or convenient, to any Party that so requests such additional reports, financial data and information in English, in accordance with U.S. GAAP, and in the format, style and structure as Party B may reasonably request, subject to the last sentence of Section 19.2 above.

(b)	The Company shall provide, without charge, to any Party that may so request a copy of each tax return and report that it is required to file with any governmental entity in sufficient time prior to such filing to permit its review by such Party prior to filing.

20.	BANK ACCOUNTS AND FOREIGN EXCHANGE

20.1	Bank Accounts

The Company shall open RMB deposit accounts and Foreign Exchange deposit accounts with authorized banks in China, and the procedures for issuing and signing checks shall be determined by the Board of Directors. The Company may also open Foreign Exchange deposit accounts with foreign banks outside China as designated by the Board of Directors subject to approval by the relevant government authorities.

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20.2	Foreign Exchange Requirements of the Company

All of the Company’s Foreign Exchange receipts shall be deposited in its Foreign Exchange accounts and all the payments in Foreign Exchange shall be made from its Foreign Exchange deposit accounts. In addition to payment of dividend distributions to Party B, other payments to be made by the Company to Party B, its Affiliates and/or to any expatriate employees of the Company shall be made in United States Dollars or such other Foreign Exchange as Party B may designate. Party B and/or its Affiliates shall have the right to remit outside China all payments made to it by the Company, including amounts paid to it upon dissolution of the Company, in accordance with applicable PRC laws and regulations.

21.	CONFIDENTIALITY AND NON-COMPETITION

21.1	Confidentiality

(a)	Each of the Parties acknowledges and agrees that the discharge of its obligations under this Contract and the contracts and documents referred to herein to which it is a party will involve the disclosure of Confidential Information.

(b)	The Parties shall use the Confidential Information only for the purposes specified in this Contract, the Annexes and the other contracts and documents contemplated herein and therein to which it is a party, and shall not disclose any Confidential Information to third parties without the prior written consent of the Party providing such Confidential Information; provided, however, that a Party may be permitted to disclose Confidential Information received by it to its Affiliate(s) and to its attorneys, accountants and other advisors (“Advisors”) when such disclosure is necessary for such Party to carry out its obligations under this Contract, the Articles of Association or the other contracts referred to herein upon the execution of a non-disclosure agreement between such Affiliate(s) or Advisors and the Party providing the Confidential Information.

(c)	The Company, the Parties and their respective Affiliates and Advisors that receive Confidential Information shall make such Confidential Information available only to those of their directors, managers and personnel whose duties necessitate familiarity with such Confidential Information and shall cause such directors, managers and personnel also to comply with the confidentiality obligations set forth in Article 21.1(b).

(d)	The confidentiality obligations set forth in this Article 21.1 shall be maintained during the Joint Venture Term and for an additional period of three (3) years after the termination of this Contract.

21.2	Non-Competition

Subject to Section 14.18, from and after the Initial Contribution Date, no Party shall:

(a)	directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business in the PRC of the type and character engaged in and competitive with that conducted by the Company;

(b)	solicit for itself or any entity other than the Company or a customer or client of the Company for sales in the Territory; or

(c)	persuade or attempt to persuade any employee of the Company to leave the Company’s employ.

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The non-compete covenants set forth in this Article 21.2 shall remain in force for the Joint Venture Term and for an additional period of three (3) full calendar years after the termination of this Contract; provided, however, that if this Contract is terminated as a result of a breach by either party, the breaching party shall have no right to enforce the foregoing covenants against the other party as of the date of such termination. Each of the Parties shall cause its respective Affiliates to comply with the terms of this Section 21.2, provided that any Affiliate of Party A that is not primarily engaged in the business of manufacturing, distributing or providing consulting services in respect of battery powered vehicles, batteries for battery powered vehicles or battery chargers for battery powered vehicles need not comply with such terms.

Notwithstanding the foregoing, Party A may order products similar to the Products from entities other than the Company if and only to the extent that, as the result of governmental regulations and/or requirements (such as requirements imposed on certain orders that are primarily funded by local governments) or as a condition imposed upon Party A or its affiliates by a government entity in order to secure territorial commercial rights in an area under the jurisdiction of such government entity, Party A or its Affiliates is required, with respect to a certain distribution area, to procure some or all of its products for a particular project from suppliers located in that area.

22.	DURATION OF THE COMPANY

The Joint Venture Term shall commence on the Establishment Date and shall continue for twenty (20) years or until terminated pursuant to Article 23 hereof.

23.	TERMINATION

23.1	Triggering Events

This Contract may be terminated in the event that any of the conditions or events set forth below occur:

(a)	Either Party fails to make its contributions to the registered capital of the Company on the Initial Contribution Date and/or any other date set forth on Schedule 1 and such failure continues for a period of more than ninety (90) days and is not waived by the other Party. In such case, either Party may give notice of termination.

(b)	There occurs a material breach of this Contract and such breach is not cured by the breaching Party within sixty (60) days after receipt of written notice of the breach from the non-breaching Party. In such case, the non-breaching Party may give notice of termination.

(c)	Any Party or its relevant Affiliate fails to perform any of its material obligations under the Annexes or any other contract referred to herein and such breach is not cured within thirty (30) days after receipt of written notice of the breach from the non-breaching Party (or such other period as may be set forth in the relevant Annex) and, in the reasonable opinion of the non-breaching Party, such non-performance creates a material risk of loss to such non-breaching Party or the Company. In such case, the non-breaching Party may give notice of termination.

(d)	The Company sustains serious losses for three (3) consecutive years or the Company is unable to attain its business goals and, after consultation, the Parties are unable to agree on a business plan to improve the economic situation of the Company. In such case, either Party may give notice of termination.

(e)	Deadlock occurs and neither Party wishes to continue the business of the Company as a going concern. In such case, either Party may give notice of termination.

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(f)	The Parties mutually agree to terminate this Contract and agree on the terms for the dissolution of the Company. In such case, the Company and its assets shall be dealt with in accordance with such agreement and applicable law.

24.	LIQUIDATION AND DISSOLUTION

24.1	Liquidation

Upon the adoption of a unanimous Board resolution to terminate this Contract pursuant to Articles 23.1(a), (d), (e), or (f) and approval by the Examination and Approval Authority to dissolve the Company, the Parties shall cause the Directors appointed by them to adopt a resolution to liquidate the Company and establish a liquidation committee. The composition, powers and functions of the liquidation committee, formulation of liquidation procedures, and payment of liquidation proceeds shall be as set forth in the Articles of Association. Notwithstanding the foregoing, prior to the liquidation of any of the Company assets, Party B shall have (i) the absolute right to re-possess and remove from the premises of the Company any property or assets (including any proprietary property provided to the Company pursuant to the License Agreement and any other documents, drawings, or information in any form whatsoever) of Party B which were neither contributed to the registered capital of the Company nor purchased by the Company from Party B, and (ii) have the right of first refusal to purchase, at the higher of scrap or book value, any processing equipment of the Company which, in Party B’s sole opinion, embodies technology licensed pursuant to the License Agreement.

24.2	Effect of Dissolution or Sale as a Going Concern

The dissolution of the Company or sale of the Company as a going concern, shall not release a Party from its liability to pay any sums of money accrued, due and payable to the other Party, or to discharge its then-accrued and unfulfilled obligations including any liability to the Company or the other Party in respect of any breach of this Contract pursuant to Article 25 hereof.

24.3	Termination

After the liquidation of the Company is completed and the Company has been effectively dissolved, the Parties shall terminate this Contract, the Articles of Association and all of the contracts contemplated herein by a writing executed by the duly authorized representative of each of the Parties.

25.	LIABILITY FOR BREACH OF CONTRACT

25.1	Breach of Contract

If a Party fails to perform any of its material obligations under this Contract, or if a representation or warranty made by a Party under this Contract is untrue or materially inaccurate, the Party shall be deemed to have breached this Contract.

25.2	Failure to Pay Capital Contributions

Provided that each of the conditions in Article 6.5(a) has either been expressly fulfilled or waived by the Parties, should one of the Parties fail to pay any portion of its contribution to the registered capital of the Company at the time and in the amounts stipulated in Article 6 and Schedule 1 of this Contract, such Party shall be deemed to be in breach of the Contract and, in addition to any liability it may incur for such breach, such Party shall pay to the Company a late contribution penalty at a monthly rate equal to the then applicable prime lending rate published by the Wall Street Journal for United States Dollar loans on the amount of the contribution due and unpaid for as long as such contribution is due and unpaid.

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25.3	Indemnity for Breach of Contract

(a)	If the Company suffers any cost, expense, liability or loss, including but not limited to lost profits, as a result of a breach of this Contract by either Party, then the breaching Party shall indemnify and hold the Company harmless in relation to any such cost, expense, liability or loss up to a maximum aggregate amount, inclusive of all related losses, costs and fees, of US$1,000,000 (One Million United States Dollars).

(b)	If the non-breaching Party suffers any cost, expense, liability or loss, including but not limited to lost profits, as a result of a breach of this Contract by the breaching Party, the breaching Party shall indemnify and hold the non-breaching Party harmless in relation to such cost, expense, liability or loss incurred by the non-breaching Party up to a maximum aggregate amount, inclusive of all related losses, costs and fees, of US$2,000,000 (Two Million United States Dollars).

25.4	Continued Implementation of Contract

During the period of breach, the Parties shall in all other respects continue their implementation of this Contract.

26.	INSURANCE

The Company shall, at its own cost and expense and at all times during the operation of the Company, procure and maintain full and adequate insurance coverage in a manner prudent and advisable for the Company. The relevant insurance policies may be obtained from any insurance company authorized to provide such policies in the PRC. The types of insurance (which shall include product liability insurance in an amount that is customary and reasonable for companies of similar size and business scope, as mutually agreed upon by the Parties) and the value, duration and denomination of the currency of the premiums and insurance proceeds shall be determined by the Board of Directors based upon the recommendation of the General Manager based on the practices of similar business in other countries and the actual circumstances in the PRC. Party B shall be named as a co-insured party on all policies.

27.	FORCE MAJEURE

27.1	Performance of Obligations

If any Party is prevented from performing any of its obligations excluding the payment of monies due hereunder which payment obligations are hereby specifically stipulated to be outside the scope of the definition of Event of Force Majeure under this Contract due to an Event of Force Majeure, the time for performance of the obligations under this Contract specifically prevented from performance by such Event of Force Majeure shall be extended by a period equal to the period of delay caused by such Event of Force Majeure. A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation(s) affected by the Event of Force Majeure. If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss which the other Parties may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Contract. All other obligations under this Contract and the time for performance thereof shall remain unaffected.

27.2	Notice

The affected Party shall immediately notify the other Party of the occurrence of any Event of Force Majeure in accordance with Article 30.5 and shall provide available evidence thereof. Should the delay caused by any Event of Force Majeure continue for more than ninety (90) consecutive days, the Parties shall settle the issue of further performance of this Contract through friendly negotiations or in accordance with Article 23.1(f).

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27.3	Continued Implementation of Contract

During the period of an Event of Force Majeure, the Parties shall in all other respects continue their implementation of this Contract.

28.	APPLICABLE LAW

28.1	Governing Law

The laws or regulations of the PRC which are officially published and publicly available shall apply to and govern the formation, validity, interpretation and implementation of this Contract. In the event that there is no officially published and publicly available law of China governing a particular matter relating to this Contract, reference shall be made to the relevant provisions in any treaty to which the PRC is a member or signatory. If there is no such applicable treaty provision, then reference shall be made to general international practices.

29.	DISPUTE RESOLUTION

29.1	Arbitration

(a)	Any dispute arising from or in connection with this Contract shall be resolved through friendly consultations between the Parties. Such consultations shall begin immediately after a Party has delivered to the other Party a written request for such consultation. If within ninety (90) days following the date on which such notice is given, the dispute cannot be resolved through consultations, the dispute shall, upon the request of any Party with notice to the other Party, be submitted to arbitration at China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with the CIETAC’s Arbitration Rules (the “CIETAC Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection. The arbitral award shall be final and binding upon both Parties.

(b)	There shall be three (3) arbitrators. Party A shall select one (1) arbitrator and Party B shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration. The arbitrators selected by Party A and Party B shall jointly select the third arbitrator; provided, that in the event that such arbitrators are not able to agree upon a third arbitrator within thirty (30) days of the selection of the second arbitrator, then the third arbitrator shall be appointed according to the CIETAC Rules. In either case, such third arbitrator shall not be a citizen of China or the United States. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made according to the CIETAC Rules.

(c)	The arbitration proceedings shall be conducted in English in Beijing, China. The arbitration tribunal shall apply the CIETAC Rules in effect on the date of the signing of this Contract. However, if such rules are in conflict with the provisions of this Article, including the provisions concerning the appointment of arbitrators, the provisions of this Article shall prevail.

(d)	Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Party.

(e)	The arbitral award shall be final and binding upon all Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

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(f)	Judgment upon the award rendered by the arbitration may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

29.2	Continued Implementation of Contract

During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Contract.

30.	MISCELLANEOUS

30.1	Language

This Contract is executed in English and Chinese in two (2) original counterparts in each language. Both language versions shall have equal validity. Each Party acknowledges that it has reviewed both language texts and that they are substantially the same in all material respects.

30.2	Entire Agreement

This Contract and the other contracts contemplated herein constitute the entire agreement among Party A and Party B with respect to the subject matter set forth herein and therein and supersede all prior discussions, notes, memoranda, negotiations, understandings and all the documents and agreements between them relating to the same. All documents, agreements, understandings and correspondence between the Parties with respect to the subject matter set forth herein prior to the execution of this Contract shall, with the exception of any non-disclosure/confidentiality undertakings, become null and void automatically when this Contract enters into effect.

30.3	Amendment

Amendments to this Contract and the other contracts contemplated herein may be made only by a written agreement in English and Chinese signed by duly authorized representatives of each of the Parties and, unless prior approval from the Examination and Approval Authority is statutorily required, will become effective as soon as the amendments are filed with the Examination and Approval Authority for record.

30.4	Conflict or Inconsistency

The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the Joint Venture Term and shall not be prejudiced by the establishment of the Company, the adoption of the Articles of Association or the execution of any of the contracts contemplated herein. In the event of any conflict or inconsistency between this Contract on the one hand and the Articles of Association or other contracts contemplated herein on the other, the Articles of Association and other contracts contemplated herein shall prevail. In the event of any conflict or inconsistency between this Contract and the Feasibility Study, this Contract shall prevail.

30.5	Notices

Notices or other communications required to be given by any Party or the Company pursuant to this Contract shall be written in English and may be delivered personally, sent by registered airmail (postage prepaid) by a recognized courier service, or sent by facsimile transmission, to the address of the other Party set forth below or such other address notified in lieu thereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

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(b)	Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).

(c)	Notices given by air courier shall be deemed effectively given on the date of delivery (as indicated by the airway bill).

(d)	Notices given by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission.

For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Changchun Eco-Power Technology Co, Ltd
No. 3355 Guigu Street
High-Technology District
Changchun, Jilin Province
People’s Republic of China

Attention:	Mr. Qiong Sun
Telephone No:	(86-10) 6451-216
Facsimile No.:	(86-10) 6448-9596

Party B:	ECOtality Asia Pacific Ltd
Rooms 2702-3, 27th Floor, Bank of East Asia Harbour View Center
56 Gloucester Road, Wan Chai, Hong Kong

Attention:	Jonathan Read, President/CEO
Telephone No:	+1-415-992-3000
Facsimile No:	+1-415-992-3001

Any Party may at any time change its address for service of notice or communication in writing delivered to the other Party in accordance with the terms hereof.

30.6	Waiver

Unless otherwise provided for, failure or delay on the part of any Party to exercise any right or privilege under this Contract shall not operate as a waiver of such right or privilege nor shall any partial exercise of any right or privilege preclude any further exercise thereof. Any waiver by a Party of a breach of any term or provision of this Contract shall not be construed as a waiver by such Party of any subsequent breach, its rights under such term or provision, or any of its other rights hereunder.

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30.7	Headings

The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the meaning or interpretation hereof.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

CHANGCHUN ECO-POWER	ECOTALITY ASIA PACIFIC LTD
TECHNOLOGY CO, LTD

By:___/s/ Wei Lu___________________	By:____/s/ Barry S. Baer___________________
Name: Wei Lu	Name: Barry S. Baer
Title: CEO	Title: Director

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Annex 1
Articles of Association

ARTICLES OF ASSOCIATION

of

Tianjin Eco-power Technology Co., Ltd.

June 27, 2012

Tianjin Municipality, People's Republic of China

SCHEDULE 1 CONTRIBUTION METHOD

ARTICLES OF ASSOCIATION

THESE ARTICLES OF ASSOCIATION are formulated in accordance with the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implementation of the Law of the People's Republic of China on Chinese-Foreign Equity Joint Venture (hereinafter collectively referred to as the "Joint Venture Law") and other relevant and officially promulgated Chinese laws and regulations and in accordance with the Joint Venture Contract dated June 27, 2012 for the establishment of Tianjin Eco-power Technology Co., Ltd between:

CHANGCHUN ECO-POWER TECHNOLOGY CO., LTD, a limited liability company registered with the Municipal Administration of Industry and Commerce, Changchun, Jilin Province （吉林省长春市工商局） (Business License No. 220107000008735) and with its legal address at No. 3355 Guigu Street, Gaoxin District, Changchun, Jilin Province, China (hereinafter referred to as "Party A");

AND

ECOTALITY ASIA PACIFIC LTD a limited liability company organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) with its registered office at Rooms 2702-3, 27th Floor, Bank of East Aisa Harbour View Centre, 56 Gloucester Road, Wan Chai, Hong Kong (hereinafter referred to as "Party B"). Party A and Party B may hereinafter be referred to individually as a "Party" or collectively as the "Parties". Unless otherwise defined herein, capitalized terms used in these Articles of Association shall have the meanings ascribed to them in the Joint Venture Contract.

The Parties hereby agree as follows:

1.	GENERAL PROVISIONS

1.1              Name and Address of the Company

(a)	The name of the Company shall be "Tianjin Eco-power Technology Co., Ltd." in English and "天津易科电力科技有限公司" in Chinese;

(b)	The legal address of the Company shall be Bldg 7 of The Number 2 Incubation Center, 2nd Floor, Fufa Road West, Tianjin Bicycle Kingdom Industry Park, Tianjin, China.

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1.2	Use of Name

The name of the Company shall not be changed except with the prior written consent of the Parties or as a result of termination of a relevant corporate name license contract.

1.3	Limited Liability Company

The Company shall be a limited liability company. The liability of each of the Parties for the obligations, liabilities, debts and losses of the Company shall be limited to that Party's obligation to make its respective contribution to the registered capital of the Company within the period required by Chinese law.

1.4	Legal Status

Upon the issuance of its Business License, the Company shall be a legal person in the PRC. The Company shall be governed by, and shall be entitled the protection of, the laws, decrees and pertinent rules and regulations of the PRC. The Company shall enjoy all rights, benefits and preferential treatments as a foreign investment enterprise.

1.5	Profits and Losses

The profits of the Company shall be shared by the Parties in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of the Company.

1.6	Branches and Subsidiaries

The Company may establish branch offices and/or subsidiaries in the PRC upon the approval of the Board of Directors and, if necessary, the Examination and Approval Authority and the relevant local government departments where such branch offices and/or subsidiaries shall be located.

2.	PURPOSES, SCOPE OF BUSINESS AND SCALE OF OPERATIONS OF THE COMPANY

2.1	The Purposes of the Company

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The purposes of the Company shall be as follows:

(a)	To develop and manufacture the Products;

(b)	To sell and distribute the Products to third parties in the Territory;

(c)	To install, maintain and repair Products for end-users in the Territory;

(d)	To provide technical consulting services to existing and potential end-users of the Products in the Territory;

(e)	To provide technical support to end-users of the Products in the Territory;

(f)	To provide technical training to end-users in the Territory regarding the use of the Products; and

2.2	The Business Scope of the Company

The business scope of the company shall include production, research and development of charging equipment for electric vehicles; providing solutions for clean tech vehicles and smart grid network management services; import and export technology; sale of self-produced products (subject to administrative permit/license where applicable) and engaging in all matters incidental thereto, including, without limitation, entering into leases or purchasing premises needed to carry out its business, hiring and firing employees, borrowing money, to the extent permitted under the laws and regulations of the PRC relating to Sino-foreign equity joint ventures, entering into contracts with third parties related to its business, and to carry out any other activities necessary to accomplish the purpose of the Company.

3.	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

3.1	Total Amount of Investment

The total amount of investment of the Company shall be US$ 12,500,000.00 (Twelve Million Five Hundred Thousand United States Dollars).

3.2	Registered Capital

The registered capital of the Company shall be US$ 5,000,000.00 (Five Million United States Dollars) and shall be contributed by the Parties in the following proportions:

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(a)	Party A's aggregate contribution to the registered capital of the Company shall be sixty percent (60%) of the total registered capital of the Company, and shall be the RMB equivalent of US$3,000,000.00 (Three Million United States Dollars)] in the form of a cash contribution.

(b)	Party B's aggregate contribution to the registered capital of the Company shall be forty percent (40%) of the total registered capital of the Company, and shall be the United States Dollar equivalent of US$2,000,000.00 (Two Million United States Dollars) in the form of a contribution in-kind as set forth on Schedule 1 to these Articles of Association.

3.3	Additional Financing

The Company may obtain additional funds through loans from domestic or foreign financial institutions on terms and conditions approved by the Board of Directors and the Parties. Party A agrees to provide the Company a credit facility or a guarantee of a loan to the Company from a third party of up to US$2,000,000.00 (Two Million United States Dollars). The Company may also obtain loans or guarantees from the Parties or their Affiliates on terms and conditions to be determined by the relevant parties; provided, however, that no Party shall be obligated to lend funds to the Company or to guarantee a loan to the Company from a third party or financial institution beyond Party A’s commitment of the $2,000,000.00 credit facility or loan guarantee. In the event a Party does agree to lend funds to the Company or to guarantee a loan to the Company from a third party or financial institution, such Party shall be entitled to be paid interest on the loan at such rate or guarantee fees in such amount that such Party would have been entitled to be paid as if such Party were not a party to these Articles of Association and as if the transaction were a negotiated arm’s length financing from a third party. The Company may mortgage or otherwise grant a security interest in those of its assets permitted by law to be mortgaged or secured in order to obtain loans.

3.4	Forms of Capital Contribution

Except for as set forth on Schedule 1 to the Articles of Association, the Parties shall contribute capital in cash. Any other in- kind contributions, including real property and buildings, land use rights, equipment, technology and intellectual property rights, must be approved by both parties and set forth in Schedule 1. Any such in-kind contributions must be evaluated by the relevant competent authority before such contribution may be accepted by the Company. All in-kind contributions shall be made immediately after the Company obtains the Business License. The contributing party shall conduct such actions as are necessary and desirable for the in-kind contributions to be effected.

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3.5	Timing of Capital Contributions

Contributions to the registered capital of the Company, other than in the form of in-kind contribution to be made by Party B, may be made by the Party A in multiple instalments, the first of which shall be no less than 20% of the registered capital of the Company, and shall be made within sixty (60) days after issuance of the Business License. The last instalment shall be made no later than two years after the issuance of the Business License, provided, further, that the obligation of any Party to make its initial contribution shall be subject to the fulfilment or waiver of those conditions as set forth in Article 6.5 of the Joint Venture Contract.

3.6	Investment Certificates

Within thirty (30) days after the Parties have made their initial capital contributions, the Company shall engage an accountant registered in China to verify such contributions. Upon the issuance of a verification report by such accountant, the Company shall issue to each contributing Party an interim investment certificate signed by the Chairman evidencing that the contribution was made. The Company may issue such interim investment certificates from time to time as each Party makes further capital contributions and the same have been verified by the accountant within thirty (30) days after each contribution. Within thirty (30) days after the entire registered capital of the Company has been contributed by the Parties, the Company shall request that an accountant registered in China verify each Party's total contributions and issue a final certificate of verification. Upon receipt of the final certificate of verification from the accountant, the Company shall promptly (but in any event not later than thirty (30) days following the issuance of the final certificate of verification) issue a final investment certificate to each Party setting forth the aggregate amount of such Party's contribution(s). Concurrently with the issuance of such final investment certificate, such Party shall surrender to the Company for cancellation all of the interim investment certificates previously issued to such Party. Such final investment certificate shall be signed by the Chairman and the Vice-Chairman.

3.7	Increase or Reduction of Registered Capital

Any increase or reduction in the registered capital of the Company shall be approved by the Board of Directors and submitted to the appropriate examination and approval authorities for approval. Upon receipt of such approval, the Company shall register the increase or reduction in the registered capital with the appropriate administration for industry and commerce. Each Party shall contribute towards any increase in the registered capital a proportion of such increase equal to the proportion that such Party’s contributions to the registered capital of the Company, when completed, bear to the total registered capital of the Company; provided, however, that the Parties may agree to adjust their proportional interests in the Company’s registered capital subject to the approval of the appropriate examination and approval authorities.

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3.8	Transfer of Interest

No Party may transfer all or any part of its Interest to a third party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may freely transfer part or all of its Interest in the Company to an Affiliate of such Party, and the non-transferring Party hereby irrevocably consents to such transfer and agrees to cause its Directors to vote in favour of such assignment. When transferring its Interest in the Company to an Affiliate, the transferring Party shall notify the Board and the non-transferring Party in writing of the proposed assignment and specify the name and the legal address of the Affiliate and/or such other information as the non-transferring Party may reasonably request. Any such transfer shall be unanimously approved by the Board of Directors and shall be effective thereupon subject only to necessary government approvals.

4.	BOARD OF DIRECTORS

4.1	Establishment

The Board of Directors of the Company shall be established by the Parties and shall hold its first meeting within thirty (30) days of the Establishment Date.

4.2	Composition and Term

The Board of Directors shall be composed of five (5) Directors, of whom three (3) shall be appointed by Party A and two (2) by Party B. Unless the Parties otherwise agree in writing, the Chairman shall be appointed by Party A and the Vice Chairman by Party B. Each individual serving in the capacity of Director, Chairman or Vice Chairman shall hold office for a term of three (3) years, and each shall be eligible for consecutive terms of office upon reappointment by the original appointing Party. Any vacancy created in the Board of Directors shall be filled by the Party which originally appointed the absent Director causing the vacancy. Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a Director and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s).

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4.3	Legal Representative

The Chairman of the Board shall be the legal representative of the Company and shall act only in accordance with the specific decisions, resolutions and instructions of the Board. Whenever the Chairman is unable to discharge his duties, he shall authorize the Vice Chairman or another Director to represent the Company. Each Director, in his capacity as a Director, shall serve in a non-executive role.

4.4	Authority

The Board of Directors shall be the highest authority of the Company and shall make decisions on all major and important matters of the Company.

4.5	Personal Liability of Directors

A Director, including the Chairman and Vice Chairman shall not have personal liability for action he undertakes on behalf of the Company within the scope of authority of the Joint Venture Contract, these Articles of Association or the Board resolutions unless his or her action:

(a)	is outside the scope of the approval or authorization given to him or her by these Articles of Association or the Board resolutions; or

(b)	is in breach of Articles 147 - 151 of the Company Law of PRC; or

(c)	is in breach of the laws and regulations of the PRC at the time.

Any Director, including the Chairman and Vice Chairman, acting in violation of the Joint Venture Contract, these Articles of Association or Board of Director’s resolutions shall indemnify and hold harmless the Company against all losses caused to or liabilities and expenses incurred by the Company. Directors appointed by either Party shall owe a duty of care and fiduciary duties toward the Company.

Any Director shall not engage in any business directly competitive with that carried on by the Company, provided that nothing in this clause shall preclude the Director from holding or being otherwise interested in any shares or other securities of any company, any part of which is listed or dealt in on any stock exchange or recognized securities market anywhere.

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4.6	Unanimous Approval

Resolution of the Board of Directors involving the following matters shall be adopted only upon the unanimous affirmative vote of all Directors (whether present in person or by proxy) at a duly convened meeting:

(a)	Amendment of the Articles of Association;

(b)	Increase, reduction or assignment of registered capital and the adjustment of each Party's share of interest in the registered capital of the Company;

(c)	Increase or reduction of the total amount of the investment of the Company;

(d)	Merger or consolidation of the Company with any other economic organization or reorganization of the Company; and

(e)	Extension, termination, liquidation or dissolution of the Company.

4.7	Other Important Decisions of the Board

Except for those matters set forth in Article 4.6, resolutions of the Board of Directors shall be adopted by the affirmative vote of not less than four (4) Directors for all important matters of the Company including, without limitation:

(a)	Approval of any change in the scope of business of the Company;

(b)	Establishment of branch offices and subsidiaries;

(c)	The entering into of, or any material amendment to the Premises Lease Contract or the License Agreement;

(d)	Transfer, sale, lease or other manner of disposition of the business or assets of the Company, in whole or in part, the acquisition of the business or assets, in whole or in part, of any other company or entity or the making of investments not in the ordinary course of business;

(e)	Granting of a security interest in any assets of the Company which involves an aggregate value or amount in excess of US$ 500,000.00 (Five Hundred Thousand United States Dollars) in any fiscal year or other value or amount as may be determined by the Board from time to time;

(f)	Approval of any guarantee, lease agreement or loan agreement for borrowing which involves an aggregate amount in excess of US$500,000.00 (Five Hundred Thousand United States Dollars) in any fiscal year or other amount as may be determined by the Board from time to time;

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(g)	Approval of the capital expenditures of the Company in an aggregate amount in excess of US$500,000.00 (Five Hundred Thousand United States Dollars) in any fiscal year or other amount as may be determined by the Board from time to time;

(h)	Approval of an annual budget and operating plan for the Company, and any adjustments or amendments thereto, and any operating variances in excess of 5% above or below budgeted amounts;

(i)	Entering into any transaction or series of transactions that is not in the ordinary course of business and on an arm’s length basis that involves an amount in excess of US$250,000 in the aggregate;

(j)	Entering into a transaction with any of related or affiliated party of any shareholder of the Company; provided that such approval shall not be required for any transaction meeting guidelines for related party transactions duly approved by the Board of Directors in accordance with this Section 4.7;

(k)	Setting the pricing range (or guidelines) for any products sold by the Company;

(l)	Selection of insurers and determination of insurance coverage and premium amounts for the Company;

(m)	Declaration and distribution of dividends;

(n)	Determination of the amounts to be allocated to each of the Three Funds;

(o)	Examining and approving significant reports including long-term business, annual operating plans and budgets, and financial reports;

(p)	Modification of the rights and responsibilities, determination of the remuneration, or appointment and (subject to the provisions of Article 4.18) dismissal of the General Manager, Deputy General Manager, Chief Finance Officer and other Management Personnel;

(q)	Appointment or removal of external auditor(s) or legal counsel;

(r)	Bringing any claim beyond a threshold of US$500,000.00 (Five Hundred Thousand United States Dollars) or involving any conclusion that may have a material impact on the business of the Company; and

(s)	Making of a composition or arrangements with creditors.

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4.8	Board Meetings

Regular meetings of the Board of Directors shall be held not less than once each calendar quarter. One meeting of the Board of Directors each year shall be held at a mutually agreed upon location in China, or failing such mutual agreement, at the registered address of the Company. One meeting of the Board of Directors each year shall be held at a mutually agreed upon location in the United States, or failing such mutual agreement, at the principal place of business of Party B. All remaining meetings of the Board of Directors shall be held telephonically, or at any other place as may be jointly selected by the Chairman and Vice Chairman.

4.9	Interim Board Meeting

Within three (3) days after the receipt of the proposal by at least two (2) of the Directors requesting that an interim Board meeting be held, either the Chairman, or in his absence or failure to act, the Vice Chairman, of the Board shall send written notice calling an interim Board meeting.

4.10	Notice of Meetings

The Chairman, or in his absence or failure to act, the Vice Chairman, shall send written notice at least ten (10) days prior to any Board meeting stating the specific agenda, time and place of the meeting. Such notice may be waived by the unanimous consent of all Directors attending the meeting in person or by proxy. A Board meeting shall be convened not less than ten (10) days or more than twenty (20) days from the date of the notice.

4.11	Attendance

A Director may attend a Board meeting in person, by conference telephone or designate another person by proxy and vote in his place. Such designation shall be in writing, shall be signed by the Director, and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy. A Director may appoint another Director as his proxy. A person acting as a proxy may do so for more than one Director.

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4.12	Quorum for Meetings

The quorum for a Board meeting shall consist of three (3) of the Directors (including at least one Director appointed by Party A and one Director appointed by Party B) present in person or by conference telephone or by proxy. However, if proper notice to convene a Board meeting has been given and if the Directors appointed by a Party fail to attend the Board meeting by themselves or by proxy or by conference telephone, and therefore a quorum is not present in accordance with the preceding sentence, such Board meeting shall be adjourned and reconvened at the same location and time fifteen (15) days later. If, at the reconvened Board meeting, these Directors still fail to attend the meeting by themselves or by proxy or by conference telephone, then the person presiding over the reconvened Board meeting shall be deemed to be appointed by these Directors as their representatives to attend the Board meeting and vote in respect of resolutions (the proposal of which shall have already been set out in the enclosures of the notice of the Board meeting). Resolutions passed in such manner shall also have full legal effect.

4.13	Voting

The Directors may vote on any matters either by attending meetings in person, by conference telephone or by proxy. Each Director shall have one vote. Matters not requiring a unanimous vote by the Board of Directors shall be decided by a simple majority vote of the Directors at a meeting at which a quorum is present.

4.14	Written Consent

The Board of Directors may conduct any business and make decisions and take actions that could have been otherwise duly taken pursuant to a Board meeting by means of a unanimous written consent in lieu of a meeting.

4.15	Compensation and Expenses

The Company shall not pay any fee, remuneration or subsidy to any Director for attendance at a Board meeting. The Company may reimburse a Director for reasonable expenses incurred in respect of transportation, accommodations and other travel expenses to attend Board meetings if the Board of Directors agrees to do so.

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4.16	Minutes

Minutes shall be kept for each Board meeting and signed by all Directors present at the Board meeting in person or by proxy. In order to facilitate the smooth conduct of Board meetings, the Vice Chairman shall appoint a designee for the purpose of the Board meeting. The duties of such designee shall be to take detailed minutes of the Board meeting, procure the proper signatures for the adoption of such minutes, translate or arrange for the translation of documents and dispatch documents relating to the meeting to the Directors. Minutes of the Board meeting shall be maintained in both Chinese and English. Copies of the minutes in both Chinese and English languages shall be sent to Party A and Party B at the addresses set forth in Article 30.5 of the Joint Venture Contract.

4.17	Finance Committee

The Board of Directors shall appoint a Finance Committee to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence and performance of the Company’s internal and external auditors and (4) the preparation of the annual budget. The Finance Committee shall review all monthly, quarterly and annual financial reports prior to the approval thereof by the Board of Directors. The Finance Committee shall consist of at least three Directors, including at least one Director appointed by Party A and one Director appointed by Party B. The chair of the Finance Committee shall be a Director appointed by Party B. The Finance Committee shall meet immediately prior to each regularly scheduled Board meeting as set forth in Article 4.8 above, and at such additional places and times as may be determined by the chair of the Finance Committee.

4.18	Further Policies and Procedures

The Company shall abide by any other policies and procedures adopted by the Board. The Parties shall take all appropriate action to cause the Board of Directors to adopt standards of conduct and business practices in conformity with the laws and regulations of the PRC and those standards applied by Party B and its Affiliates on a world-wide basis, including such laws and regulations of the United States of America which apply to Party B’s operations outside the United States of America, provided that they do not conflict with (although they may be in addition to what is required by) the laws and regulations of the PRC. The Company shall at all times comply with the U.S. Foreign Corrupt Practices Act including, without limitation, the accounting and recordkeeping provisions thereof. Upon the occurrence of any material breach of the preceding sentence and at all times thereafter, in addition to any other remedies that Party B may have under law or under Joint Venture Contract, Party B shall be entitled to dismiss the General Manager of the Company, in which case a replacement General Manager shall be nominated and appointed in accordance with Articles 5.1(a) and 4.7(p).

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5.	MANAGEMENT ORGANIZATION

5.1	Establishment

(a)	The Board of Directors of the Company shall establish a management organization comprised of Management Personnel who shall be in charge of the day-to-day operations and management of the Company. The management organization shall be headed by one (1) General Manager, one (1) Deputy General Manager and one (1) Chief Financial Officer. Subject to the provisions of Section 4.18, the General Manager and the Chief Financial Officer shall be nominated by Party A, and the Deputy General Manager shall be nominated by Party B.

(b)	Each Party agrees to cause the Directors appointed by it to approve all persons nominated to Management Personnel positions; provided, however, that each Party may veto the nomination of any candidate for a Management Personnel position if such candidate fails to meet the criteria ascribed to the position for which the candidate is nominated as may be provided in this Articles of Association or otherwise determined by the General Manager and the vetoing Party provides reasonable evidence of such failure. Each individual serving in the capacity of Management Personnel shall hold office for a term of two (2) years, and each shall be eligible for consecutive terms of office if re-nominated by the original nominating Party.

(c)	The duties of the General Manager shall consist of carrying out the decisions of the Board of Directors and organizing and directing the day-to-day operations and management of the Company. In the absence of the General Manager, part or all of the foregoing authority and power may be delegated by the General Manager to the Deputy General Manager or to any other Management Personnel selected by the General Manager.

(d)	The duties of the Chief Financial Officer shall consist of providing effective financial oversight of the day-to-day operations of the Company, including financial planning, monitoring cash flow and preparation of required budgets and subsequent performance in accordance with the approved budgets.

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(e)	Each Party shall have the right to replace its own appointee(s) to any senior management positions so dismissed by the General Manager or the Board of Directors.

(f)	Except for Seconded Personnel, all Management Personnel are forbidden from concurrently serving or working in any other company, unit, entity or organization whatsoever unless approved by the Board. This does not preclude the individual Management Personnel from serving in the same capacity for both the manufacturing and sales ventures.

5.2	Employment

Except for Seconded Personnel, each Management Personnel shall execute a Labour Contract with the Company. The specific powers and responsibilities of Management Personnel shall be prescribed in the relevant provisions of this Articles of Association of the Company. No Management Personnel shall have any personal liability for any acts performed in good faith, in the normal course of their employment and within the scope of activities permitted to be engaged in by such Management Personnel as set forth in the Joint Venture Contract and these Articles of Association.

Each Management Personnel (other than the General Manager) shall receive his assignment from and shall report to the General Manager and shall be subject to removal at any time by the Board.

5.3	Compensation

Matters such as salaries, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of Management Personnel, except Seconded Personnel, shall be stipulated in the Labour Contract between the Company and such Management Personnel. Similar matters for Seconded Personnel shall be stipulated in a Secondment Contract.

5.4	Confidentiality and Non-Competition

Each Management Personnel shall, as a condition to employment by the Company, execute an agreement in form and substance acceptable to the General Manager which shall contain provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company, assigning to the Company all inventions created during the period that such Working Personnel is employed by the Company and restricting the ability of such Working Personnel to compete with the business of the Company for a specified period of time.

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6.	LABOUR MANAGEMENT

6.1	Enterprise Autonomy

The Company shall have all possible autonomy under the laws and regulations of the PRC concerning the recruitment, employment, compensation, and designation of welfare benefits, procurement of labour insurance, promotion, discipline and dismissal of Working Personnel. The labour policies of the Company shall be determined in accordance with applicable PRC labour laws and regulations and the relevant regulations of Tianjin Municipality on labour management in foreign investment enterprises.

6.2	Employment

The qualification and number of Working Personnel shall be determined in accordance with the operating needs of the Company as determined by the General Manager. Each Working Personnel shall, as a condition to employment by the Company, execute a Labour Contract with the Company, which shall contain provisions regarding the assignments of intellectual property rights and provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company and restricting the ability of such Working Personnel to compete with the Company. Working Personnel shall observe the various rules and regulations of the business of the Company in fulfilling their respective tasks. The General Manager may, at his sole discretion and according to the degree of seriousness of the case, give warnings, record demerits, deduct wages, dismiss, or otherwise remove any Working Personnel who has violated the terms of his or her Labour Contract or the rules, regulations or labour discipline of the Company.

6.3	Compensation

Matters such as compensation, wages, subsidies, benefits, insurance, allowances, rewards, and other compensation matters of Working Personnel shall be stipulated in the Labour Contract between the Company and each Working Personnel.

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6.4	Trade Union

(a)	The local Chinese employees of the Company shall have the right to establish a trade union organization and carry out trade union activities in accordance with the Law of the People’s Republic of China on Trade Unions and other relevant trade union laws and regulations of the PRC. The trade union of the Company shall represent the interest of the employees of the Company.

(b)	The Company shall allot a trade union fund in accordance with the relevant measures for trade union funds formulated by the All China Federation of Trade Unions, which is currently two percent (2%) of the total amount of the actual wages payable by the Company each month. Such payment shall be an expense of the Company. The trade union may use these funds in accordance with the relevant control measures for trade union funds formulated by the All China Federation of Labour Unions. All activities of the trade union shall be conducted after normal working hours and shall not interfere with the normal operations of the Company.

6.5	Probationary Period

All candidates hired by the Company must satisfactorily complete a one to three month probationary period of work in accordance with the prevailing PRC labour law before they will be officially considered employees of the Company. The General Manager shall have the absolute right to decide, on behalf of the Company, whether such persons have successfully completed their probationary period and shall be granted employment, or that such persons shall not be granted employment for whatever reasons, including lack of qualification, redundancy or otherwise. Any person to whom the Company does not offer employment after the probationary period shall be given notice before dismissal. The Company shall not otherwise be liable in any manner to any individual or Party in connection with the Company’s decision to decline to offer employment to a person.

7.	Annual OPERATING plans and buDgets

7.1	Preparation

The General Manager shall also be responsible for the preparation of the annual operating plans and budgets of the Company. The operating plan and budget for the next fiscal year shall be submitted to the Board of Directors for examination and approval prior to November 1 of each year and shall include detailed plans and projections regarding:

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(a)	estimated revenues, expenditures and profits of the Company;

(b)	marketing and sales plans for the Products;

(c)	estimated scope of provision of Services; and

(d)	staffing levels and plans for training personnel of the Company.

7.2	Examination and Implementation

The Board of Directors shall act reasonably and cooperatively to complete its examination and approval of each annual operating plan and budget for the next fiscal year prior to the end of December 31 of each year. The General Manager shall be responsible for the implementation of the annual operating plan and budget as approved by the Board. The Board of Directors shall review the actual operations of the Company against the operating plan and budget on a quarterly basis. Any deviation from any budgeted line item amount by greater than five percent (5%) shall require the approval of the Board of Directors, with not less than four (4) of the Directors approving such deviation.

8.	TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION

8.1	Tax Treatment

The Company shall pay taxes in accordance with relevant Chinese laws and regulations and shall enjoy all preferential tax and customs treatment available to it under the PRC law. The Parties anticipate that the Company shall qualify for the preferential tax and customs treatment set forth in Schedule 2 of the Joint Venture Contract.

8.2	Three Funds

After fully making up accumulated losses of previous years, if any, and payment of taxes in accordance with the relevant laws and regulations of the PRC, the Company shall allocate a percentage of its annual after-tax profit for contribution towards the Three Funds. The amount to be allocated to the Three Funds shall be decided by the Board of Directors on a yearly basis in accordance with the financial performance of the Company, in light of the relevant laws and regulations of the PRC, but in any event shall not exceed ten percent (10%).

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8.3	Profit Distribution

(a)	After paying taxes in accordance with the law and making contributions to the Three Funds, the remaining earnings of the Company shall be available for dividend distribution to the Parties. The General Manager shall recommend a dividend distribution plan to the Board of Directors within the first three (3) months following the end of each fiscal year of the Company for the Board’s consideration and approval or modification. In his or her recommendation, the General Manager shall consider whether the Company has sufficient funds on hand to pay the dividends and meet its approved capital expenditure budget and working capital requirements for the current budget year. Each dividend distribution plan shall provide for the distribution of not less than seventy-five percent (75%) of all earnings remaining after taking into consideration the matters set forth in the preceding sentence except that the Board of the Company decides otherwise. The Company shall not distribute dividends unless the losses of previous fiscal year(s) have been fully made up. Remaining undistributed dividends from previous years may be distributed together with that of the current year and the Board of Directors may authorise the payment of dividends from undistributed dividends from previous years at any time;

(b)	Dividends shall be distributed to the Parties in proportion to each Party's holding of the registered capital of the Company at the time of the distribution. Payment of dividend distributions to Party B shall be in United States Dollars and Party B’s right to receive previous declared dividends shall not lapse due to unavailability of Foreign Exchange. The rate of exchange for all Renminbi amounts that are required to be converted to United States Dollars for payment of such dividends shall be the rate announced by the People’s Bank of China for the conversion from Renminbi to United States Dollars on the date that dividends are declared.

9.	FINANCIAL AFFAIRS AND ACCOUNTING

9.1	Accounting System

(a)	The Company shall maintain its accounts in accordance with the regulations in respect of the financial management and accounting system of foreign-invested enterprises enacted by the Ministry of Finance of the PRC and any other officially promulgated PRC laws and regulations and the provisions of the Joint Venture Contract and these Articles of Association and in a manner sufficient to allow preparation of Company financial statements consistent with U.S. generally accepted accounting principles (“U.S. GAAP”) and the financial and tax reporting requirements of the Parties. The General Manager shall establish the accounting system and procedures for the Company in accordance with the Enterprise Accounting System and other relevant regulations. The accounting system and procedures to be adopted by the Company shall be submitted to the Board for approval. Once approved by the Board, the accounting system and procedures shall be filed with the relevant local department of finance and the tax authorities for recording purposes. The accounting system and procedures approved by the Board shall to the maximum extent possible conform to the accounting requirements of Party A and Party B.

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(b)	The Company shall submit reports relating to the usage of foreign investment in accordance with the laws and regulations on statistics and the statistical system of the State and of the Municipality where it is incorporated (if any) concerning the usage of foreign investment.

(c)	The fiscal year of the Company shall start on January 1 of the year and end on December 31 of the same year. The first fiscal year of the Company shall commence on the Establishment Date and end on December 31 of the same year. The last fiscal year of the Company shall start on January 1 of the year of termination and end on the date of termination.

9.2	Books and Records

The Company shall keep true and correct records and accounts in accordance with applicable PRC accounting laws and regulations. All accounting records, vouchers, books and statements of the Company shall be made and kept in Chinese. All accounting statements of the Company and other important accounting documents, as determined by the Board, shall also be made and kept in English (or any foreign language) at the same time, and the Company shall also prepare financial statements in accordance with U.S. GAAP. The Company shall bear the entire cost of the preparation of Company financial statements that comply with generally accepted accounting principles in China and PRC laws and regulations, and in addition shall pay a maximum of US$24,000 per annum for the fees and expenses of accountants selected by Party B to prepare Company financial statements in accordance with U.S. GAAP (“U.S. GAAP Accounting Fees”). Any U.S. GAAP Accounting Fees in excess of US$24,000 per annum shall be paid by Party B.

9.3	Inspection of Books and Records

Each Party shall have the right to examine and copy all books of account, records, vouchers, contracts and documents of any kind that are necessary or appropriate for monitoring the financial performance of the Company. Each Party may make such examination and copies during the Company’s normal business hours, provided that such examination and copying do not unreasonably interfere with the business operations of the Company. Each Party may exercise such rights through its agent or employee or by an independent accounting firm designated by the Party.

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9.4	Accounting Unit

The currency of accounts of the Company shall be determined by the Board of Directors of the Company. When foreign currency transactions take place, the foreign currency amount will be translated into the reporting currency for recording purposes. Any increase or decrease in the balance of accounts relating to foreign currency transactions shall be translated into the currency of account in accordance with the official Foreign Exchange rate announced by the People’s Bank of China on the transaction date or on the first day of the month when the transaction takes place or, with respect to financial statements prepared in accordance with U.S. GAAP, as may otherwise be required by U.S. GAAP.

9.5	Reports

The Company shall prepare and provide to the Parties:

(a)	Within forty five (45) days after the last day of each fiscal year, the balance sheet of the Company as of the end of such fiscal year and the related profit and loss statement and statement of cash flows for the fiscal year then ended, in each case audited as provided below;

(b)	Within twenty five (25) days after the last day of each financial quarter, the unaudited balance sheet of the Company as of the end of such quarter and the related profit and loss statement and statement of cash flows (for such quarter and for the year-to-date);

(c)	Within twenty five (25) days after the last day of each month, (i) a profit and loss statement and statement of cash flows for such month; and (ii) a forecast/outlook for the remainder of the current fiscal quarter, which shall include without limitation the number of personnel, revenue, cash balance and expenses.

9.6	Audit

An independent and reputable accounting firm licensed in China and approved by the Board shall be engaged by the Company as its auditor to examine and verify the annual financial statements of the Company and shall submit the audit report to the Board and the General Manager. Either Party shall also have the right not more than once in each fiscal year, to appoint an accountant registered in China or abroad to audit the accounts of the Company. If the results of any such audit are significantly different from that conducted by the Company's auditors and are accepted by the Board, the expense of the audit shall be borne by the Company. The Company will permit such accountant to have access to the Company's books and records and Management Personnel and will provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit.

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9.7	Additional Reports and Provision of Returns

(a)	In order to assist Party B in interpreting and reporting the Company's financial performance to meet its reporting requirements in the United States, the Company shall provide, with the assistance of its outside auditor as necessary or convenient to any Party that so requests such additional reports, financial data and information in English, in accordance with U.S. GAAP, and in the format, style and structure as Party B may reasonably request, subject to the last sentence of Section 9.2 above;

(b)	The Company shall provide, without charge, to any Party that may so request a copy of each tax return and report that it is required to file with any governmental entity in sufficient time prior to such filing to permit its review by such Party prior to filing.

10.	BANK ACCOUNTS AND FOREIGN EXCHANGE

10.1	Bank Accounts

The Company shall open RMB and Foreign Exchange deposit accounts with authorized banks in China, and the procedures for issuing and signing checks shall be determined by the Board of Directors. The Company may also open Foreign Exchange accounts with foreign banks outside China as designated by the Board of Directors subject to approval by the relevant government authorities.

10.2	Foreign Exchange Requirements of the Company

All of the Company's Foreign Exchange receipts shall be deposited in its Foreign Exchange accounts and all payments in Foreign Exchange shall be made from its Foreign Exchange deposit accounts. In addition to payment of dividend distributions to Party B, other payments to be made by the Company to Party B, its Affiliates and/or to any expatriate employees of the Company shall be made in United States Dollars or such other Foreign Exchange as Party B may designate. Party B and/or its Affiliates shall have the right to remit outside China all payments made to it by the Company, including amounts paid to it upon dissolution of the Company, in accordance with applicable PRC laws and regulations.

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11.	DURATION AND EARLY TERMINATION

The Joint Venture Term shall commence on the Establishment Date and shall continue for twenty (20) years unless it is terminated early pursuant to Article 23 of the Joint Venture Contract.

12.	LIQUIDATION AND DISSOLUTION

12.1	Liquidation

Upon approval by the Examination and Approval Authority and a unanimous Board resolution to dissolve the Company or upon the order of a court or decision of an arbitration tribunal to dissolve the Company, the Directors shall adopt a resolution to liquidate the Company. Within seven (7) days after the date of the court order or arbitral decision to dissolve the Company is rendered (the “Liquidation Commencement Date”), the Company is required to notify in writing all relevant government and administrative departments in charge (including customs, foreign exchange and tax authorities) and banks of its proposed liquidation. The Company shall not carry out any new business activities prior to the completion of liquidation procedures.

12.2	Establishment of Liquidation Committee and Public Announcements

Within fifteen (15) days after Liquidation Commencement Date, the Board of Directors shall appoint at least three (3) individuals to form a liquidation committee (the “Liquidation Committee”). Within ten (10) days after its formation, the Liquidation Committee shall notify in writing all known creditors of the Company of the Company’s proposed liquidation and make a public announcement in at least one (1) national and one (1) local newspaper of the Company’s proposed liquidation. Within sixty (60) days after its formation, the Liquidation Committee shall make a second public announcement in at least one (1) national and one (1) local newspaper of the Company’s proposed liquidation.

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12.3	Functions of the Liquidation Committee

(a)	The Liquidation Committee shall carry out a full examination of the Company's assets and liabilities, compile a statement of assets and liabilities, specify the valuation basis of assets, prepare the plan for liquidation, and submit the same to the Board for approval and verification by the appropriate approval authorities. Subject to the Liquidation Committee’s recommendations, the Company's assets should, in principle, be valued at fair market value as an on-going concern.

(b)	During the period of liquidation, the Liquidation Committee shall represent the Company in dealing with the Company’s unfinished business and in any legal proceedings involving the Company. As soon as possible after its establishment, the Liquidation Committee shall, on behalf of the Company, settle any outstanding accounts receivable with the Company's debtors.

(c)	The assets of the Company shall be liquidated in accordance with the specific liquidation procedures adopted by the Liquidation Committee. The liquidation procedures shall generally provide that potential buyers, including the Parties, shall be publicly invited to tender bids. Subject to the approval by the Board, the Liquidation Committee may also determine whether the bidding shall be tendered for the entire assets of the Company as a going concern or on an individual or collective basis. For the same piece of asset or category of assets, as the case may be, the bidder tendering the highest offer shall be awarded the same (subject to a right of first refusal by a Party to purchase the same on no less favourable terms and conditions).

(d)	Notwithstanding the foregoing, prior to the liquidation of any of the Company assets, Party B shall (i) have the absolute right to re-possess and remove from the premises of the Company any property or assets (including any proprietary property provided to the Company pursuant to the License Agreement and any other documents, drawings, or information in any form whatsoever) of Party B which were neither contributed to the registered capital of the Company nor purchased by the Company from Party B, and (ii) have the right of first refusal to purchase, at the higher of scrap or book value, any processing equipment of the Company which, in Party B’s sole opinion, embodies technology licensed pursuant to the License Agreement.

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12.4	Priority of Payment of Liquidation Proceeds

The proceeds of the liquidation shall be distributed in the following order of priority:

(a)	payment of the liquidations costs and expenses and the remuneration of the members of the Liquidation Committee;

(b)	payment of outstanding salaries, wages, subsidies, benefits, allowances, rewards and other compensation of Management Personnel and Working Personnel;

(c)	payment of outstanding taxes and customs duties; and

(d)	payment of unsecured debts of the Company.

Any remaining proceeds shall be distributed to the Parties in proportion to the respective percentage interest each Party holds in the Company’s registered capital.

12.5	Cancellation of Registration

After the liquidation of the Company is completed and no later than one hundred eighty (180) days after the Liquidation Commencement Date (unless a special extension is approved), the Liquidation Committee shall promptly submit a report thereon for verification by the Board and submission to the relevant approval authority and shall carry out cancellation procedures with the tax and customs authorities. Application shall be made with the Tianjin Municipal Administration of Industry and Commerce for surrender and cancellation of the business license of the Company and a public announcement of the Company's dissolution shall be made.

13.	INSURANCE POLICY

13.1	Insurance

The Company shall, at its own cost and expense and at all times during the operation of the Company, procure and maintain full and adequate insurance coverage in a manner prudent and advisable for the Company. The relevant insurance policies may be obtained from any insurance company authorized to provide such policies in the PRC. The types of insurance (which shall include product liability insurance in an amount that is customary and reasonable for companies of similar size and business scope, as mutually agreed upon by the Parties) and the value, duration and denomination of the currency of the premiums and insurance proceeds shall be determined by the Board of Directors based upon the recommendation of the General Manager based on the practices of similar business in other countries and the actual circumstances in the PRC. Party B shall be named as a co-insured party on all policies.

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14.	MISCELLANEOUS

14.1	Language

These Articles of Association are executed in English and Chinese in two (2) original counterparts in each language. Both language versions shall have equal validity. Each Party acknowledges that it has reviewed both language texts and that they are substantially the same in all material respects.

14.2	Effective Date and Amendment

These Articles of Association shall become effective on the date they are approved by the Examination and Approval Authority. Any amendments to these Articles of Association may be made only by a written agreement in English and Chinese signed by each of the Parties and must be approved by the Examination and Approval Authority before they become effective.

IN WITNESS WHEREOF, the Parties hereto have caused these Articles of Association to be executed as of the date first above written by their duly authorized representatives.

CHANGCHUN ECO-POWER	ECOTALITY ASIA PACIFIC LTD
TECHNOLOGY CO., LTD

By:___________________________	By:____________________________

Name:	Name:

Title:	Title:

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SCHEDULE 1

CONTRIBUTION METHOD

26

Schedule 1

Contributions of Parties and Terms Thereof

Party A: RMB equivalent of US$3,000,000

Party B: License Agreement

1

Schedule 2

Schedule of Preferential Tax Treatment

Highlights of Incentive Programs for Small-mid-size Hi-tech firms by the Tianjin Industrial Park

Summary:

Supportive measures for SMEs. The Park provides:

a grant of Rmb 50 -100k to qualified new SME tenants;

Rmb 100-600k grant to R&D projects with over Rmb 300k funding plan.

Assist growth stage firms in applying for working capital loan of Rmb 1 - 5 million (from banks);

interest rate subsidy of 50% for those received bank loans (up to Rmb 200k in total interest rate subsidy)

etc.

(Qualifications for “SME”: fewer than 2,000 employees, annual sales under Rmb 300 million, or total asset under Rmb 400 million).

Tax treatment. The Park will rebate (1) 60-70% of any corporate income tax the Park receives that is paid by the tenant; and (2) 80% of any employee income tax the Park receives that is paid by the tenant.

1

Schedule 3

Model Labour Contract

1

LABOUR CONTRACT

[Model Contract for Local Chinese Hires]

劳动合同

[中国员工模板合同]

Labour Contract

劳动合同

This Labour Contract (hereafter referred to as Contract) is entered into on [Date] by and between the following parties:

本劳动合同（下称“本合同”）于[日期]由以下双方签订：

Tianjin Eco-Power Technology Co. Ltd(herein after referred to as Company)

Address: Bldg 7 of The Number 2 Incubation Center, 2nd Floor, Fufa Rd West, Tianjin Bicycle Kingdom Industry Park, Tianjin, China

天津易科电力科技有限公司（下称“公司”），

法定地址：天津市武清区自行车王国产业园区福发路西侧二号孵化中心7号楼2层

[Please Insert Employee Name] (herein after referred to as Employee)

ID Card or Passport Number: [Please Insert ID or Passport No.]

Address: [Please Insert Address]

[请填写员工姓名] (下称“员工”)

身份证号或护照号：[请插入身份证或护照号]

地址：[请插入地址]

Whereas,

鉴于：

The Company desires to employ the Employee, and the Employee is willing to accept such employment under the terms of this Contract.

公司希望根据本合同所列条款和条件聘用员工，员工也希望基于本合同所列条款和条件接受公司雇佣。

Therefore, the two parties agree as follows:

因此，双方达成协议如下：

This Contract shall be written in both English and Chinese with the same legal effect. The Chinese translation is inserted after each English paragraph. In case there is any dispute in the accuracy of the translation, the Chinese translation in this Contract shall prevail.

本合同以中英文两种语言书就，具有同等法律效力。每段英文后面插入中文翻译。如有因翻译不准确引发的歧义，应当以本合同的中文翻译为准。

Article 1 Term of the Contract

第一条	合同期限

Article 1.1          The term of this Contract is from starting date [«Starting_Date»] and expiring on [«Expiring_Date»] which shall include a probationary period from [«Probation_Starting_Date»] to [«Probation_Expiring_Date»].

本合同自[«Starting_Date»]起至[«Expiring_Date»]止，其中试用期为[«Probation_Starting_Date»]到[«Probation_Expiring_Date»]。

Article 1.2             Commencement of the Employee’s employment under this Contract will be subject to:

本合同下员工劳动关系的开始以下列为前提：

The Employee has no criminal conviction ;

员工无刑事犯罪记录；

The Employee is not subject to any confidentiality or non-compete or other contractual obligation owed to any third party that may, in the Company’s sole discretion, affect the performance of this Contract by the Employee, unless the Company has been given explicit written notice of such obligation by the Employee in advance AND specifically waives in writing the Employee’s liabilities that may arise from the conclusion or performance of this Contract.

员工不对任何第三方负有依据公司判断可能会影响本合同履行的任何保密、竞业禁止或其他合同义务，除非员工已事先明确书面通知公司存在该等义务，而且公司特别书面放弃追究员工因订立或履行本合同而可能产生责任的权利。

Article 2 Description of Work

工作内容

Article 2.1             In accordance with the terms and conditions of the Contract, the Company agrees to engage the Employee as __[Title]__.

根据本合同的条款和条件，公司同意雇用该员工为_[Title]__。

Article2.2	The Employee shall perform and complete his/her duties as instructed by his/her direct supervisor of the Company from time to time, in accordance with all regulations of the Company and this Contract. The Company shall be entitled to rearrange the Employee’s duties and position based on the requirements of business and/or the performance of the Employee. The salary of the Employee shall be adjusted accordingly.

员工应当按照公司及本合同的规定，在公司直接主管不时的指示下履行并完成其职责。公司有权基于业务发展需要或员工表现等原因调整员工的工作职责和工作岗位，并对其劳动报酬作出相应调整。

Article 2.3            The Employee shall at all times comply with and be subject to the Company’s policies, procedures, directions and regulations, as set forth in the Company’s Office Handbook if and when issued and as updated from time to time, and other relevant documents and updates when issued or revised from time to time by the Company. The Company shall provide the Employee with these documents, which are considered as part of this Contract, to the extent permissible by law. The Employee shall read and be familiar with these rules and regulations.

员工在任何时候均应遵守公司的员工手册（当其发布后，包括不时对其作出的修改）以及其他不时由公司发布或修订的有关文件和更新中规定的公司政策、程序、指示和制度。公司应在法律允许的范围内向员工提供该等文件，且该等文件将被视为本合同的一部分。员工应当阅读并熟悉该等规章制度。

Article 2.4            During the term of this Contract, the Employee agrees to devote all of his/her working time and work exclusively to the business and activities of the Company.

在本合同期内，员工同意在其全部工作时间仅为公司的业务活动服务。

Article 3 Working Time

第三条	工作时间

Article 3.1            The standard work hours will be 9am to 6pm each day Monday to Friday. Employee will be entitled to a lunch break of up to one hour taken from 1pm to 2pm.

标准工作时间为周一至周五每天上午9点至下午6点。下午1点至下午2点为员工的午餐休息时间。

Article 3.2           The Company has the right to set forth fixed or non-fixed working hours or comprehensive calculation of working hours in accordance with the laws and regulations and may make changes from time to time.

公司有权依据法律规定采用固定工时制、综合计算工时制或不定时工作制，并不时进行调整。

Article 3.3          The nature of the Employee’s duty and responsibilities may sometimes require the Employee to work longer hours and work on weekends. Such additional working hours shall not constitute overtime and shall be unpaid but will be taken into account in the payment of an annual bonus to be determined by the Company at its sole discretion.

员工的职责和责任的性质有时可能要求员工工作更长的时间或在周末和假期工作，该等额外工作时间不属于加班。公司无须就员工额外工作时间支付加班费，但会在支付员工年终奖金时予以考虑，年终奖金的发放由公司自行决定。

The Company may arrange the Employee to work outside normal work hours if necessary. The Company shall pay the Employee the overtime fee or give the Employee compensation leave in accordance with the labor law and regulations of the People’s Republic of China (“PRC”).

公司在必要时可以安排员工加班。公司应根据中华人民共和国劳动法律法规的规定向员工支付加班费或者给予补休。

Article 4 Working Protection and Working Conditions

第四条	劳动保护和劳动条件

Article 4.1          The Company shall provide the Employee with necessary working facilities and conditions in accordance with the Company’s internal administration rules.

公司应当根据公司内部管理规章为员工提供必要的工作设施和条件。

Article 4.2            The Employee shall strictly observe all work procedures and disciplines regarding safety and working conditions set forth and amended from time to time by the Company.

员工应当严格遵守公司制定并不时修改的所有有关安全生产和劳动条件的工作程序和纪律。

Article 5 Remuneration and Benefits

第五条	薪酬和福利

Article 5.1             During the probationary period of this Contract, the Company shall pay the Employee a salary of CNY _[Salary]_ per month (pre-tax).

在本合同试用期期间，公司应每月向员工支付人民币_[Salary]_元（税前）的工资。

Article 5.2             After probationary period of this Contract, the Company shall pay the Employee a salary of CNY _[Salary]__ per month (pre-tax).

本合同试用期满后，公司应每月向员工支付人民币_[Salary]_元（税前）的工资。

Article 5.3             Subject to the Company’s achievement and the Employee’s performance, the Employee’s salary may be increased or reduced from time to time.

根据公司业绩和员工表现，员工工资将不时上调或降低。

Article 5.4             The Employee’s salary shall be paid monthly no later than the end of each month, and shall be paid directly to the Employee or into the Employee’s bank account.

员工工资应当在不迟于每月月末直接支付给员工或汇入员工的银行帐户。

Article 5.5             The Employee shall be required to pay personal income tax on the salary according to Chinese law. However, the Company shall withhold and pay the Employee’s individual income tax in accordance with applicable tax law of PRC.

员工的工资应当根据中国法律缴纳个人所得税，公司将根据适用的中华人民共和国税收法律为员工代为扣缴个人所得税。

Article 5.6            Any additional benefits or remuneration awarded to the Employee, if any, should be subject to the written agreement by the Company.

若给予员工任何额外的福利或报酬，应按照公司书面同意的协议。

Article 6 Insurance, Welfare and Annual Leave

第六条	保险、福利和年假

Article 6.1             The Company shall pay the statutory employer social security fund contributions in accordance with relevant regulations of the PRC. The Employee shall pay the Employee’s own statutory social security fund contributions, which shall be deducted from the Employee’s salary by the Company and paid to social security institutions on behalf of the Employee.

公司应根据中华人民共和国有关法规的规定支付聘用方应支付的法定社会保障金。员工应支付应由员工支付的法定社会保障金，聘用方将从员工工资中扣除该部分并代员工支付给社会保障机构。

Article 6.2             The Employee should be entitled to annual leave pursuant to Chinese laws and the Company’s policies; provided, however, that the Employee shall apply for and use his/her Holiday Entitlement on a pro rata basis corresponding to his/her completed employment period.

员工可按照中国法律和公司的规定享受年假。员工可以申请并享受与其完成的聘用期间相当的按比例计算的年假。

Article 7 Working Discipline

第七条	工作纪律

Article 7.1            The Employee agrees to comply with all the Company’s policies, rules and regulations as amended from time to time. Such policies, rules and regulations shall constitute part of this Contract and have the same legal effect as this Contract.

员工同意遵守公司制定并不时修订的各项政策、规章和制度。该等政策、规章和制度应为本合同的一部分，与本合同具有同等法律效力。

Article 7.2           The Employee shall not abuse his/her position to seek personal gain nor shall he/she take bribes. The Employee shall not divert business of the Company toward any third party without the prior written consent of the Company.

员工不得滥用职权为个人寻求不正当利益或收受贿赂。未经公司事先书面同意，员工不得将公司业务介绍给任何第三方。

Article 7.3            Without the prior written consent of the Company, during the term of this Contract, the Employee shall not directly or indirectly engage in, invest in, own, manage, operate, finance, control, or participate in management, operation, financing, or control of any business which is in direct competition with the business and/or products of the Company or of its affiliates, or render services to any organization or company which is in direct competition with the Company or its affiliates, or have any direct or indirect interest in any organization or company which is in direct competition with the Company or its affiliates. For purpose of this agreement, the term affiliates means and includes, any corporation, company, partnership, joint venture or other entity which controls, is controlled by or under common control with the Company.

未经公司事先书面同意，员工在本合同期间不得直接或间接从事、投资、拥有、管理、运作、提供资金、控制或参与任何与公司或其关联公司经营的业务和/或产品有直接竞争关系的任何业务的管理、运营、融资或控制，或向任何与公司或其关联公司有直接竞争关系的机构或公司提供服务，或与任何与公司或其关联公司有直接竞争关系的机构或公司有任何直接或间接的利害关系。为本协议之目的，关联公司一词系指并包括任何公司、合伙、合资企业或其他控制公司、受公司控制或与公司一起被控制的主体。

Article 7.4            The Employee agrees not to make any disparaging comments regarding the Company, its affiliates or any present, former or future director, officer, employee, advisor or agent of the Company.

员工同意不会对公司、其关联公司或公司过去、现在及将来的董事、官员、员工、顾问或代理人进行毁谤。

Article 8 Modification and Termination of the Contract

第八条	合同的修改和终止

Article 8.1           The two parties may amend this Contract in writing upon agreement.

经双方一致同意，本合同可以以书面方式进行修改。

Article 8.2            The Company shall be entitled to dismiss the Employee immediately without prior notice, if the Employee:

如员工出现下列情形之一，公司可以不经事先通知而立即解雇员工：

is in the probationary period and proven to be unable to perform in the position;

（1）在试用期期间，且被证明不符合岗位要求的；

commits a serious breach of any of the Company’s policies, rules, or regulations;

（2）严重违反公司的任何政策、规章或制度的；

commits a serious breach of any term of this Contract. A serious breach shall include, but is not limited to, any violation of the terms in Article 3, 9 or 10;

（3）严重违反本合同的任何条款。包括但不仅限于违反本合同第3、9或10条的；

commits an act of dereliction of duty or graft, which causes substantial harm to the interests of the Company;

（4）玩忽职守或营私舞弊，可能严重损害公司利益的；

is found guilty of a criminal offence; or

（5）发生刑事犯罪的；或

has established a concurrent employment relationship with a third party which materially affects the performance of tasks under this Contract, or refuses to terminate the concurrent employment relationship after the Company makes the request.

（6）同时与第三方订立劳动关系，严重影响本合同下工作的完成，或经公司要求后仍拒不终止该与他方的劳动关系的。

Article 8.3            In case one of the following events occurs to the Employee, the Company shall be entitled to dismiss the Employee subject to thirty (30) days prior notice to the Employee, or payment of one month’s salary in lieu of thirty (30) days prior notice, or if prior notice is given, but is less than thirty (30) days, payment of salary equal to that earned in the number of days such notice falls short of thirty (30) days:

如员工出现下列情形之一，公司有权提前三十（30）天通知解雇员工，或以支付一个月的工资代替三十（30）天的通知期，或如果已发出提前通知，但通知期少于三十（30）天的，则应支付比三十（30）天所少的通知期天数的工资：

The Employee is unable to take up his/her original work or any work specially arranged by the Company after completion of a period of medical treatment for illness or non work-related injury;

（1）员工患病或非因工作负伤在规定的医疗期满后仍不能从事原工作或公司特别安排的任何工作的；

The Employee becomes unable to perform his/her work and remains unqualified even after receiving training or transfer to another work post; or

（2）员工不能胜任工作，经过培训或者调整工作岗位后，仍不能胜任工作的；或

Objective conditions on which the conclusion of this Contract is based have changed so greatly that this Contract cannot be carried out, and no agreement on modification of this Contract can be reached through consultation by the parties.

（3）本合同订立时所依据的客观情况发生重大变化，致使本合同无法履行，且经当事人协商后，不能就变更本合同达成协议的。

Article 8.4            The Employee may resign at any time subject to at least thirty (30) days prior written notice to the Company. Under this circumstance the Company shall not be liable to pay any compensation to the Employee, except as required by applicable law.

员工可以随时辞职，但须至少提前三十（30）天书面通知公司。在该情况下，公司无须向员工支付任何赔偿，除非适用法律另有要求。

Article 8.5           Upon termination of the Employee’s employment with the Company, the Employee shall deliver promptly to the Company all the property of the Company or of its affiliates (including property from third parties under licenses or confidential disclosure agreements) which came into his/her possession and/or control as a result of his/her employment with the Company including, but not limited to, materials and documents, whether related to Confidential Information or not, Security ID Access card, and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, and all other property, trade secrets and Confidential Information of the Company, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or Confidential Information of the Company which in any of these cases are in the Employee’s possession or under the Employee’s control. This includes all copies or specimens in the Employee’s possession, whether prepared or made by others or the Employee. Upon any termination of the Employee’s employment, the Employee shall also refrain from accessing the Company’s or its affiliates’ files via computer, modem, or otherwise, and shall refrain from copying or reproducing such files.

员工和公司的劳动关系解除后，员工应及时将所有因其受雇于公司而占用和/或控制的公司或其关联公司的财产（包括因许可或保密协议而从第三方获取的财产）交还给公司，包括但不限于资料、文件，不论其是否与保密信息有关，安全身份识别卡和所有记录、手册、书籍、空白表格、文件、信件、备忘录、记录、记录本、报告、电脑盘、电脑软件、电脑程序（包括源代码、结果代码、在线文档、文件、测试资料和计划和报告）、设计、绘图、公式、数据、表格或者计算结果或其复制本，以及公司其他所有财产、商业秘密和保密信息，包括但不限于员工占有或控制的所有有形的、书面的、图形的、可机读的和其他全部或部分包括了公司商业秘密或保密信息的资料（包括所有复制本）。该等资料包括了员工占有的所有复制本或样品，无论是由员工还是由其他人准备或制作的。自解除雇佣关系起，员工不得再通过计算机、调制解调器或其他途径接触公司或其关联公司的文档，且不得再复印或复制该等文档。

Article 9 Non-Disclosure

第九条	保密

Article 9.1           Employee acknowledges that during the term of his/her employment he/she will be exposed to, have access to and become acquainted with various trade secrets and confidential proprietary information which are associated with or owned by Company, Company’s affiliates and (including but not limited to), customers or cooperators (hereafter named "Company’s Clients") of Company and which are regularly used in the operation of the business of Company (hereafter referred to as “Confidential Information”).

员工确认，在聘用期间，其将有机会接触、获知和熟悉公司、公司的关联机构和（包括但不限于）公司的客户或合作者（以下称“委托人”）所有或与之相关，并在公司商业运营中日常使用的各类商业秘密和保密的专有信息（以下称“保密信息”）。

Except as specifically required by Employee’s employment with Company, Employee agrees that he/she shall not disclose or cause to be disclosed any Confidential Information, directly or indirectly, or use them in any way, either during the term of his/her employment with Company or at any time thereafter, so long as they remain undisclosed by Company, Company’s affliates or Company's Clients. All such materials shall remain the exclusive property of Company or Company’s affiliates or Company’s Clients.

除非根据公司和员工间的劳动关系有其他特别要求，员工同意不论在其和公司的劳动关系存续期间或此后任何时间，只要保密信息未被公司、公司的关联机构或委托人披露，员工将不会直接或间接的披露或使他人披露任何保密信息，或以任何方式使用此类信息。所有上述资料是公司或其关联机构或委托人的专属财产。

Article 9.2        Confidential Information shall refer to all information, including but not limited to trade secrets, which is disclosed to Employee as a consequence of or through Employee's employment by the Company, concerning Company, Company’s affiliates or Company's Clients’ products, processes or services and which has not been made generally available to the public, and is useful or of value to Company’s current or anticipated business or those of Company’s affiliates or Company’s Clients, or has been identified to Employee as confidential by Company, either orally or in writing. Employee understands that at any time during or after his/her employment, he/she may obtain clarification as to what information remains confidential, and it is Employee’s duty to request this information if Employee is uncertain. Confidential Information includes, but is not limited to, the following:

Employee Compensation data

Financial information, business methods and information of the Company

Marketing strategies, client lists; advertising and marketing programmers; development plans

Pending projects and proposals

Proprietary production processes, working files; drawings; technical financial information

Personnel/Payroll records, and

Conversations between any persons associated with the Company

Computer passwords

保密信息包括但不仅限于由于或通过公司和员工之间劳动关系而向员工披露的和下列事项有关的包括但不限于商业秘密的所有信息：公司、公司的关联机构或委托人的产品、流程或服务；以及其他所有尚未向公众提供的，对公司或其委托人正在或将要从事的业务有用或有价值的，或经公司口头或书面向员工声明保密的信息。员工理解在其雇佣期间或此后的任何时间，其可以自公司获得确认哪些信息属于保密信息，若员工不确定哪些信息是保密信息时，员工有义务请求公司予以确认。保密信息包括但不限于以下内容：

员工薪酬数据

公司的财务信息、经营方法和信息

营销策略、客户名单、广告和营销项目、发展计划

未决定的项目提案

专有生产流程、工作档案、图样、技术财务信息

人事/工资记录

与公司有关的任何人之间的谈话

电脑密码

Article 9.3      Except as Employee’s duties may require, Employee will not remove from the property of Company, any documents, files, notebooks, software, firmware, hardware, records, correspondence or models of any kind in any format relating to the business of Company or make copies thereof unless authorized by Company for Company’s business. Employee recognizes all such items or copies thereof, whether made by Employee or others, are the property of Company. Upon termination of employment, Employee shall return all copies and originals or any documents, reports, working papers, samples, software, or any other material and equipment belonging to Company, which Employee has in his/her possession.

除非职责所需，员工不得从公司的工作场所带走或复制任何形式的，与公司业务相关的文件、资料、笔记、软件、计算机部件、硬件、记录、往来函件或样本模型，但在获得公司为其自身业务需要而给予员工授权的情况下除外。员工承认由其或他人制成的上述资料或其复制品是公司的财产。在劳动关系终止时，员工应将所占用的所有文件、报告、工作笔记、样品、软件以及其他属于公司的资料和设备的原件和复制品归还公司。

Article 9.4       Confidential Information preserved electronically shall be accessed by Employee only by password provided by the Company. Other trade secrets and confidential information shall be kept in locked areas of the Company under the supervision of the person designated by Company.

以电子文档形式保存的保密信息员工只能通过使用公司提供的密码获知。其他商业秘密和保密信息在公司的闭锁区域内保存并由公司委派专人监管。

Article 9.5        If Employee is found not to adhere to the confidentiality requirements in this Article 9, it will be deemed material breach of this Contract and serious violation of the rules of the Company and the Company may immediately terminate this Contract.

员工不遵守本第9条规定的保密要求的，将视为严重违反本劳动合同以及严重违反公司的公司规章制度，公司可立即解雇员工。

Article 10 Intellectual Property

第十条 知识产权

Article 10.1      Employee acknowledges that all and any intellectual property rights including, without limitation, any invention, improvement, design (whether registered or unregistered), database rights, or copyright affecting or relating in any way to the business of the Employer made by the Employee (jointly or alone) during the course of Employee’s employment or using materials, tools or knowledge made available through Employee’s employment (the “Intellectual Property Rights”) shall forthwith be disclosed solely to the Employer and not to any third party and shall belong the Employer. The Employee hereby irrevocably and unconditionally waives any and all moral rights conferred on him/her in relation to any such Intellectual Property Rights.

员工同意，由员工在受雇期间或者利用通过其职务获得的材料、工具或知识所作出的或取得（独自或与他人共同）的，以任何方式对公司业务产生影响或与之有关的所有所有知识产权，包括但不限于任何发明、改进、设计（无论是否已经注册专利）、数据库权利或版权（“知识产权”），应立即且仅仅披露给公司，不得披露给任何第三方，这些知识产权属于公司所有。员工特此不可撤销且无条件地放弃因任何该等知识产权所赋予其的所有一切精神权利。

Article 10.2     Employee will, when requested by Employer, assist at Employer’s expense in any application for any patent, registered design, trade mark, or other protection in the PRC, UK or in any other part of the world that the Employer may consider desirable. Employee agree to assign his/her rights in the Intellectual Property Rights to the Employer and to execute all instruments and do whatever may be necessary to vest the Intellectual Property Rights in the Employer as sole beneficial owner. Any bonus, royalty or other reward which Employer may make (at its absolute discretion, save as required by law) in recognition of the Intellectual Property Rights shall be fair and appropriate in relation to the benefit that Employer has derived, or may reasonably be expected to derive from the exploitation of the Intellectual Property Rights.

当公司提出要求时，员工应协助公司在中国、英国或公司可能要求的世界上任何其他地方申请任何专利、注册设计、商标或其他种类的知识产权保护，费用由公司承担。员工同意将其对于知识产权的权利转让给公司、签署所有文件并履行所有可能必要的手续从而使公司拥有知识产权，使其成为唯一受益所有者。作为对该知识产权的认可的由公司可能给予的任何奖金、专利使用费（或版税）或其他奖励（完全取决于公司的自主意愿，除非法律另有规定），相对于公司所获利益或根据预期可能从利用该知识产权所合理获得的利益而言，应该公平且适当。

Article 10.3      Employee agrees to appoint Employer to be his/her attorney in his/her name and on his/her behalf to execute any such instrument or do any such thing necessary for the purpose of giving to Employer or its nominee, the full benefit of the provisions of this Article 10 and acknowledge in favour of any third party that a certificate in writing signed by any director or secretary of Employer, that any instrument or act falls within the authority conferred shall be conclusive evidence that such is the case.

员工同意指定公司为其代理人代表其签署旨在赋予公司或被其任命者在本第10条下的充分利益的任何该等文件或进行任何该等必要行为，并同意按照有利于第三方的原则承认公司的任何董事或秘书书面签署的作为任何在授权范围内的文件或行为的决定性证据的证明。

Article 10.4      This Article 10 shall survive termination of this Contract howsoever caused.

本第10条款在本合同无论因任何原因终止后仍然继续有效。

Article 11 Non-Compete

第十一条	竞业禁止

Article 11.1    Depending on the nature and responsibilities of Employee, Employee may be required to sign a non-compete agreement (the “Non-Compete Agreement”). Employee shall sign and comply with the Non-Compete Agreement.

根据员工岗位性质和责任，公司可能会要求员工签订竞业限制协议（ “竞业限制协议”）的，员工应签订并遵守该竞业限制协议。

Article 12 Education and Training

第十二条	教育和培训

Article 12.1      The Company should from time to time educate the Employee on the applicable law, regulations and disciplinary issues.

公司应不时向员工提供关于适用法律、法规和纪律方面的教育。

Article 12.2      The Company may regularly or from time to time provide the Employee with training related to professional skills in accordance with the requirements of the Employee’s work.

公司可以根据员工的工作要求，定期或者不时向员工提供涉及专业技能的培训。

Article 12.3      As a condition for the Employee to receive domestic or overseas training sponsored by the Company, the Company may require the Employee to serve the Company for a certain period of time either before receiving the training and/or after receiving the training. If the Employee, upon receiving the training, rescinds or terminates this Contract during the required service period, the Company has absolute discretion to demand the Employee pay back part or all of the training cost. The detailed terms of such obligation may be defined in a separate agreement, which shall be legally regarded as part of this Contract.

作为员工接受公司资助的国内或海外培训的条件，公司可以要求员工在接受培训前和/或在接受培训后为公司服务一段时间。如果员工接受培训后在规定的服务期限内解除或终止本合同，公司可以要求员工返还部分或全部培训费用。该等义务的具体条款可以另行订立合同，并视为本合同的一部分。

Article 13 Indemnification and Compensation

第十三条	赔偿和补偿

Article 13.1     If this Contract is terminated due to a reason described in Article 8.2, the Company shall not pay any compensation to the Employee. If the Employee causes any damage to the Company (including loss of property, profit, reputation or goodwill), the Company has the right to set off the value of such losses from any monies owed to the Employee.

如果本合同因第8.2条所述原因终止，公司将不向员工支付任何补偿。如果员工给公司造成任何损失（包括财产、利润、声誉或商誉的损失），公司有权向员工提出赔偿以弥补损害，员工应当及时向公司支付该等赔偿。

Article 13.2      If this Contract is terminated due to a reason described in Article 8.3, the Company shall compensate the Employee in a lump sum, based on the Employee’s length of employment, in the amount of one (1) month’s average salary for each year worked, the maximum amount of which shall not exceed twelve (12) months’ average salary. The average salary of a month is calculated based on the Employee’s salary income of the most recent twelve (12) months prior to the termination, but subject to a maximum limit of three hundred percent (300%) of the local average wages as issued annually by the local government. If the Employee has been working less than one year but more than six (6) months, the compensation shall be one (1) month’s average salary; while if the Employee has been working less than six (6) months, the compensation shall be one half of the monthly average salary.

如果本合同因第8.3条所述原因终止，则公司应一次性给予员工补偿，数额基于员工的受聘时间，每工作一年支付一（1）个月的平均工资，最高数额不得超过十二（12）个月的平均工资。平均工资按照员工离职前十二（12） 个月的平均工资收入计算，但不得超过当地政府每年公布的当地平均工资的百分之三百（300%）。员工工作时间满六（6）个月不满一（1）年的，按一个月平均工资计算；不满六（6）个月的，补偿按半个月平均工资计算。

Article 13.3      If this Contract is terminated before the expiry hereof by the Employee in accordance with Article 8.4, the Employee shall not be subject to any penalty. If the Contract is terminated before the expiry hereof by the Employee other than in accordance with the terms hereof (including Article 8.4), the Employee shall, unless prohibited by applicable law, be subject to pay the Company a penalty equal to one month’s salary.

如果员工根据第8.4条提前解除本合同，则员工无需承担责任。若员工未遵照本合同（包括第8.4条的规定）而擅自提前解除本合同，则员工应向公司支付一（1）个月的工资作为赔偿金，除非适用的法律禁止公司要求该等赔偿金。

Article 14 Dispute Resolution

第十四条	争端解决

Article 14         All disputes arising from the interpretation, performance, dissolution or termination of this Contract or in connection with this Contract, shall be settled by the two parties through friendly consultations. In case no settlement can be reached, either party shall have the right to apply for arbitration by the competent labor dispute arbitration committee within the time limit pursuant to the law. If any party is not satisfied with the arbitration award, they shall be entitled to apply to the competent court for judgment within the time limit pursuant to the law.

因本合同的解释、履行、解除或终止而产生或与本合同的解释、履行、解除或终止有关的所有争议，双方应当通过友好协商解决。如果公司和员工未能通过协商解决争议，任何一方有权在法定时限内向有管辖权的劳动争议仲裁委员会申请仲裁。任何一方对仲裁裁决不服，可在法定时限内将争议提交有管辖权的法院裁决。

Article 15 Miscellaneous

第十五条	其他

Article 15.1      The Employee guarantees that all information, data and certificates provided to the Company are correct and effective, and that the labor contract or labor relationship between him/her and his/her previous employer has expired or terminated. The Employee will bear relevant liability for breach of this Article.

员工保证其提供给公司的所有信息、数据和证书都真实、有效，并且保证员工与其前雇主间的劳动合同或劳动关系已经届满或终止。员工违反本条规定的，将承担有关责任。

Article 15.2      The Employee undertakes that the execution and performance of this Contract shall not violate any other contract or agreement to which the Employee is a party or by which the Employee is bound, or applicable laws or regulations to which he/she is subject.

员工保证签署和履行本合同不得违反员工为其一方的或者员工受其约束的其他任何合同或协议，也不得违反其须遵守的适用法律或法规。

Article 15.3      In case any provision of this Contract is invalid, illegal or unenforceable in any respect in accordance with applicable laws, the validity, legality and enforceability of the remaining provisions hereof shall not be affected.

如本合同中任何条款依据适用法律为无效、非法或者不可执行，本合同其余条款的效力、合法性和可执行性不受影响。

Article 15.4      This Contract is made in two (2) originals with each party holding one copy. This Contract shall take effect when it is signed by both parties and affixed with the Company’s seal.

本合同正本一式二（2）份，双方各持一份。本合同自双方签字并加盖公司公章后生效。

IN WITNESS WHEREOF, the Parties have executed this Contract on the date first written above.

兹见证，双方已于文首所书日期签署本合同。

The Company: Tianjin Eco-Power Technology Co. Ltd

公司：天津易科电力科技有限公司

Company Chop:

公章：

Date:
日期：

The Employee:

员工：
Signature:
签名：
Date:
日期：

Schedule 4

Premises Lease Contract

Lease Contract

Landlord: Tianjin Bicycle Kingdom Industry Park Co., Ltd.

Tenant: Changchun Eco-power Technology Co., Ltd.

This contract is made between Landlord and Tenant upon mutual consultation according to the relevant laws and regulations of the PRC.

I. General Description

The Premises are Bldg 7 of The Number 2 Incubation Center, 2nd Floor, Fufa Road West, Tianjin Bicycle Kingdom Industry Park, Tianjin. The area of the Premises is 122 square meters. The land is used for industrial manufacturing. The facilities outside the Premises satisfy the requirements of Tenant and the quality of the Premises passed the inspection.

II. Term of the Lease

The term of the Lease for the Premises is two years, starting from ___________ to ____________. Landlord shall deliver the Premises to Tenant on__________ for Tenant’s initiation of decoration and installment of equipment.

Landlord is entitled to terminate the Lease Contract and retrieve the Premises under the following situations:

(1) Tenant sub-let the Premises to a third party without Landlord’s consent; or

(2) Tenant uses the Premises for illegal purpose to the detriment of public interest.

III. Rent and the Schedule of the Payment

The rent of the Premises is RMB12 /square meter/month. Tenant shall pay to Landlord the rent within the first five days of the first month of every half year after the delivery of the Premises by Landlord.

The deposit is RMB 100,000. Tenant shall pay the deposit within 10 days after the execution of Lease Contract.

IV. Maintenance and Repair

Landlord shall be responsible for the maintenance and repair of the roof of the Premises during the Term of the Lease. Tenant shall be responsible for internal maintenance and repair of the Premises and other damages due to Tenant’s improper use.

V. Change of Landlord and Tenant

1.	No consent of Tenant is required for the transfer of the ownership of the Premise to a third party, provided, that the transfer of ownership of the Premises shall not affect the rights of Tenant under this Lease Contract and Tenant shall have the right of first refusal on equal terms.

2.	Tenant shall not assign the lease to a third party without the prior approval of Landlord, which shall not be unreasonably withheld.

VI. Covenants

1.	Upon the expiry of the Lease Contract, Tenant has the priority to rent the Premises on the same terms and conditions.

2.	Landlord shall be responsible for securing the provision of public utilities, including water, electricity, heat and communication, etc.

3.	Tenant may partly rebuild and decorate the Premises without compromising the main structure and safety of the Premises during the Term of the Lease, provided, that the Landlord’s prior written consent is required.

4.	If Landlord is authorized by Tenant to conduct the registration of a Sino-foreign Joint Venture (EJV), Landlord shall not charge any fee to Tenant. Tenant shall be responsible for out-of-pocket expenses in connection with the registration of the EJV.

5.	If Tenant fails to obtain the business license of the EJV for any reason attributable to Landlord or governmental authorities, Tenant shall be refunded the deposit and rent paid by Tenant and the Lease Contract shall be terminated. If Tenant fails to obtain the business license of the EJV for any reason on the part of the Tenant, the deposit is non-refundable after the termination of Lease Contract.

VII. Liabilities for Breach

A.	Landlord’s Liabilities for Breach

1.	If Landlord fails to deliver the Premises to Tenant as provided by the Lease Contract, the Landlord shall be liable for the damages in the amount equal to 200% daily rent for each default day. If the default lasts for more than 10 days, the Tenant may terminate the Contract and the security deposit paid by Tenant shall be returned.

2.	If Landlord fails to respond to Tenant within 3 days after the receipt of the notice of maintenance and repair of the Premises under the Lease Contract, Tenant may conduct the maintenance and repair at the Landlord’s cost.

B. Tenant’s Liabilities for Breach

1.	If Tenant fails to pay the rents and other expenses as provided by the Lease Contract, the Tenant shall be liable in damages in the amount equal to 200% daily rent for each default day. Landlord has the right to terminate the Lease Contract.

2.	If Tenant repudiates the Lease Contract, the deposit shall be nonrefundable.

3.	Tenant shall be liable for the damages of the Premises caused by improper use of the Premises.

4.	If Tenant fails to return the Premises to and renew the Lease Contract with Landlord upon the expiry of the Lease Contract, the Tenant shall pay the penalty in the amount equal to two times the rent and the Landlord has the right to reclaim the Premises.

VIII. Each Party shall bear the losses caused to it by such natural causes as war, earthquake, typhoon and other force majeure events; in case the Premises is so damaged as to be uninhabitable, this Contract shall be terminated and upon settling the rents and other expenses, the Landlord shall return the deposit to the Tenant.

IX. Dispute

Any dispute or claim arising out of or in connection with the Lease Contract shall be friendly negotiated by Landlord and Tenant. If the negotiation fails to solve the dispute, any party can submit the dispute to Tianjin Arbitration Commission for arbitration.

IN WITNESS WHEREOF, each of the Parties has caused this Contract to be executed by its duly authorized representative.

Landlord(Signature):	Tenant(Signature):

Representative:	Representative:

Date of signature:	Date of signature:

Schedule 5

License Agreement

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of ______________, 2012 (the “Effective Date”), is made between Ecotality, Inc., a Nevada corporation (“Licensor”), and Tianjin Eco-Power Technology Co. Ltd, an equity joint venture company established pursuant to the Joint Venture Law of the People’s Republic of China (“JVCO” or “Licensee”).

Recitals

A. Licensor’s subsidiary Ecotality Asia Pacific Limited (“Ecotality Asia Pacific”) and Changchun Eco-Power Technology Co, Ltd, a limited liability company organized under the laws of the People’s Republic of China (“Eco-Power”) have formed JVCO (i) to distribute and sell throughout China (excluding Hong Kong and Taiwan) (the “Territory”) products used in charging electric vehicle batteries, testing and manufacturing electric vehicle batteries, and enabling communication and other infrastructure supportive of electric vehicles and the batteries used in such vehicles (collectively, the “Products”); (ii) to manufacture the Products in accordance with the terms of the Joint Venture Contract for JVCO; and (iii) to offer and sell throughout the Territory services (collectively, the “Services”) to facilitate and support the sale of Products, such as consulting services for the design and implementation of electric vehicle infrastructure, and product installation and maintenance services. Concurrently herewith, JVCO, Eco-Power, Ecotality Asia Pacific and certain other parties will enter into various agreements related to the formation and operation of JVCO and the overall business arrangements between Eco-Power and Licensor as to JVCO, the Products, the Technology (as defined below) and the Marks (as defined below) (such other agreements, the “Business Agreements”).

B. Licensor owns certain technology (including patented and unpatented technology and technology protected by other intellectual property rights of Licensor, including trade secret rights) used in or useful to (i) products and systems for the rapid charging of batteries (such products and systems are referred to herein collectively as “Rapid Charging Systems”) and (ii) a program entitled the “EV/Micro Climate Program” and similar programs, processes and procedures that facilitate the design of electric vehicle infrastructures for identified geographical areas (such design programs, processes and procedures are referred to herein collectively as “Infrastructure Design Procedures”; and such technology is referred to herein collectively as the “Technology”). As used herein, the term Technology is limited to the technology specifically identified on Exhibit A, together with any additional technology used in or useful to Rapid Charging Systems or Infrastructure Design Procedures that, during the term of this License, Licensor may subsequently develop or acquire.

C. Licensor also owns those certain registered and unregistered trademarks, service marks, logos and other such marks specifically identified on Exhibit B (collectively, the “Marks”), which Licensor has associated with or intends to associate with Rapid Charging Systems and or Infrastructure Design Procedures. As used herein, the term Marks is limited to the Marks identified on Exhibit B, together with any additional registered and unregistered trademarks, service marks, logos and other such marks that, during the term of this License, Licensor may subsequently develop or acquire and elect to associate with Rapid Charging Systems and/or Infrastructure Design Procedures.

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D. Licensor and Licensee desire and expect that some or all of the Products will incorporate some or all of the Technology and/or will use or be associated with one or more of the Marks (such Products, the “Covered Products”), and that some or all of the Services will incorporate some or all of the Technology and/or will use or be associated with one or more of the Marks (such Services, the “Covered Services”).

E. Subject to the terms and conditions set forth below, Licensor wishes to grant a limited exclusive license for the Technology and the Marks to Licensee, and Licensee wishes to acquire a limited exclusive license for the Technology and the Marks from Licensor.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, it is agreed as follows:

1. License.

(a) Grant. Licensor hereby grants to Licensee an exclusive (even as against Licensor), royalty-free, nonassignable right and license (the “License”) during the Term (as defined below) of this Agreement, subject to the restrictions and reservations set forth in subsection (c) below, to use the Technology and/or the Marks (i) to market, distribute and sell the Covered Products and the Covered Services in the Territory, (ii) to manufacture the Products in the Territory, and (iii) with the approval of Licensor, to grant sublicenses with respect to the rights under (i) and (ii) above to third parties in the Territory for the purpose of furthering the business of JVCO, which approval shall not be unreasonably withheld so long as, with respect to any such sublicense, (A) the sublicensee agrees to abide by all of the terms of this Agreement applicable to Licensee and (B) the other terms and conditions of such sublicense are reasonably acceptable to Licensor.

(b) License Fee. The License is royalty-free. The License will be deemed to be part of Licensor’s capital contribution to Licensee.

(c) Exclusivity; Limitations; Reservations.

(i) Licensee (A) will not make or authorize any direct or indirect use of the Technology or the Marks outside the Territory, and (B) will not make or authorize any direct or indirect use of the Technology or the Marks within the Territory other than strictly within the rights, and subject to the limits, for use of the Technology and the Marks set forth in subsection (a) above.

(ii) Licensor will not distribute or sell, or authorize the distribution or sale of, any Covered Products or any Covered Services within the Territory, or use any of the Technology or the Marks in connection with any Covered Products or Covered Services within the Territory, in each case other than (A) through Licensee pursuant to this License, or (B) to enable a third party to manufacture Covered Products to be supplied to Licensee.

(iii) Licensor expressly reserves all rights to use the Technology and the Marks in the distribution or sale of any and all products and services outside of the Territory, provided that Licensor shall not directly or indirectly authorize the resale within the Territory (except through Licensee) of Covered Products or Covered Services that Licensor has produced, manufactured or sold, or authorized to be produced, manufactured or sold, outside of the Territory.

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(iv) Notwithstanding any other provisions of this Agreement, the License does not grant to Licensee any rights (and Licensee shall have no rights), and Licensor expressly reserves all rights, as to any and all Technology either (A) developed on behalf of, or under grants from, the United States Department of Energy or other governmental programs pertaining to the development of technology which may be governmentally protected for national security or other reasons, or (B) otherwise subject, for any reason, to restrictions on licensing or export imposed by United States law, except in either case to the extent, if at all, that Licensor has specifically determined that a license of such Technology hereunder is consistent with and permitted by all applicable laws and regulations.

2. Term. The term of this Agreement (the “Term”) will begin on the Effective Date and, unless earlier terminated as provided in Section 8 or by mutual agreement of Licensor and Licensee, will continue until the occurrence of an event or transaction (a “Disposition Transaction”) that results in Licensor and Eco-Power no longer being the only owners of JVCO; provided that, by mutual agreement of Licensor and Licensee, this Agreement may continue after a Disposition Transaction if and to the extent provided under the terms of the Disposition Transaction.

3. Representations and Warranties; Disclaimers; and Limitations.

(a) Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that:

(i) Licensor has the full right, power and authority to enter into this Agreement and grant the rights contained herein;

(ii) the execution, delivery and performance of this Agreement by Licensor has been duly and properly authorized by all necessary entity actions on the part of Licensor;

(iii) this Agreement constitutes the valid and binding obligation of Licensor, enforceable in accordance with its terms;

(iv) neither the execution, delivery nor performance of this Agreement by Licensor will conflict with any license or other rights granted by Licensor to any other party; and

(v) the person signing this Agreement on behalf of Licensor has been authorized to execute this Agreement for and on behalf of Licensor and has full authority to so bind Licensor.

(b) Representations and Warranties of Licensee. Licensee represents and warrants to Licensor that:

(i) Licensee has the full right, power and authority to enter into this Agreement;

(ii) the execution, delivery and performance of this Agreement by the Licensee has been duly and properly authorized by all necessary entity actions on the part of Licensee;

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(iii) this Agreement constitutes the valid and binding obligation of Licensee, enforceable in accordance with its terms;

(iv) neither the execution, delivery nor performance of this Agreement by Licensee will conflict with any obligation of Licensee under any other agreement to which Licensee is a party; and

(v) the person signing this Agreement on behalf of Licensee has been authorized to execute this Agreement for and on behalf of Licensee and has full authority to so bind Licensee.

(c) Disclaimer of Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGY OR THE INFRASTRUCTURE IP, OR ANY USE THEREOF, OR ANY COVERED PRODUCT, OR ANY COVERED SERVICE, INCLUDING WITHOUT LIMITATION ANY WARRANTY AS TO NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. Licensor shall in no event be responsible for losses of any kind resulting from the use of the Technology or any Covered Product or Covered Service, including, without limitation, any liability for business expenses, lost profits or other damages caused to Licensee or end users.

(d) Limitation of Liability. Neither party nor any of their affiliates will be liable for any indirect, incidental, punitive, special or consequential damages resulting from the sale, delivery or use of the Products or Services, whether resulting from breach of contract, breach of warranty, negligence or otherwise, even if such party has been advised of the possibility of such damage; provided that nothing in this Section is intended to limit the indemnity obligations of any party pursuant to Section 5.

4. Licensee Covenants. Licensee covenants to Licensor (for the benefit of Licensor and its affiliates, and not for the benefit of any other third party unrelated to Licensor) as follows:

(a) Compliance with Laws. In connection with the sale of all Covered Products and Covered Services, Licensee shall comply with all laws, including without limitation all laws intended to protect the environment, workers, Product and Service end users or the public.

(b) Quality Standards and Controls for Use of Marks. Licensee shall use the Marks only with Products and Services and only in accordance with such reasonable guidance as Licensor may furnished to Licensee from time to time as to the nature and quality of Products and Services which may be associated with the Marks. Licensee will cooperate with Licensor in maintaining Licensor’s control of the nature and quality of the use of the Marks, to permit reasonable inspection of Licensee’s operations and records in connection with Licensee’s use of the Marks, and to supply Licensor with specimens of all uses of the Marks upon request (including without limitation specimens of all packaging, labeling, advertising and marketing materials which use the Marks). If Licensor shall determine, in its discretion, that the nature and quality of a Product or Service is such that one or more of the Marks should not be associated with that Product or Service, then, upon notice from Licensor, Licensee shall immediately discontinue (or shall not commence) any use of the identified Mark or Marks with that Product or Service unless and until a different determination is made by Licensor.

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(c) Protection of Intellectual Property Rights.

(i) Licensor shall use its best efforts to maintain, or to authorize Licensee to maintain, the intellectual property protection of the Technology and the Marks for all Covered Products and Covered Services to be promoted, distributed and sold in the Territory.

(ii) In using any of the Technology and/or the Marks in connection with the promotion and sale of the Covered Products and/or the Covered Services, Licensee shall fully comply with the marking provisions of the applicable trademark, patent, copyright and other intellectual property laws of all applicable jurisdictions and shall include on the Covered Products and the Covered Services, and/or their related packaging materials, all appropriate legal notices as required by Licensor.

(iii) Licensee shall not make or authorize any direct or indirect use of any of the Technology and/or the Marks except in connection with Covered Products and Covered Services as specifically authorized by this Agreement; and Licensee shall not do anything, or permit anything to be done, in the use of any of the Technology and/or the Marks which would or could jeopardize the validity of their protection under applicable intellectual property laws.

(iv) If Licensee becomes aware of any infringement of any of Licensor’s intellectual property law rights in any of the Technology or the Marks, it shall promptly notify Licensor of such infringement, provide Licensor with all information known to Licensee regarding the infringement, and provide Licensor with all reasonable assistance requested by Licensor with respect to any action Licensor may bring regarding such infringement.

5. Indemnification.

(a) Licensee Indemnification Obligations. Licensee agrees to indemnify, defend and hold harmless Licensor and its affiliates, parent companies and subsidiaries, and their respective directors, officers, agents, employees, members and shareholders (collectively, the “Licensor Indemnitees”) from any and all losses, claims, damages, costs and expenses (including reasonable attorney’s fees), causes of action, suits, damages or demands whatsoever by any third party arising out of the promotion, sale or use of Covered Products or Covered Services (collectively, “Claims”), which Claims are based on a breach by Licensee of any of its obligations under this Agreement.

(b) Licensor Indemnification Obligations. Licensor agrees to indemnify, defend and hold harmless Licensee and its affiliates, parent companies and subsidiaries, and their respective directors, officers, agents, employees, members and shareholders (collectively, the “Licensee Indemnitees”) from any and all Claims based on a breach by Licensor of any of its obligations under this Agreement.

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(c) Procedure. If any claim or action shall be brought against either party in respect to which indemnity may be sought from the other party pursuant to the provisions of this Section, the indemnified party shall promptly notify the indemnifying party in writing, specifying the nature of the claim or action and the total monetary amount sought or other such relief as is sought therein. The indemnified party shall cooperate with the indemnifying party in all reasonable respects in connection with the defense of any such claim or action. The indemnifying party may, upon written notice thereof to the other, undertake to conduct all proceedings or negotiations in connection therewith, assume the defense thereof and, if it so undertakes, also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel and payment of all expenses; provided that, without the indemnified party’s prior approval (which shall not be unreasonably withheld), the indemnifying party shall not enter into, or undertake or agree to enter into, any settlement other than a settlement that provides for a full release of all claims against the indemnified party and requires no admission, undertaking or payment from the indemnified party. The indemnified party shall have the right to employ separate counsel and participate in the defense thereof solely at its expense. The indemnifying party shall reimburse the indemnified party on demand for any payments made or loss suffered by the indemnified party based upon the final and non-appealable judgment of any court of competent jurisdiction or pursuant to a bona fide and final compromise or settlement of claims, demands or actions, with respect to any damages to which the foregoing relates.

(d) Survival. The indemnification provisions of this Section shall survive the termination of this Agreement.

6. Insurance. Licensee shall, throughout the Term, obtain and maintain at its own cost and expense, from qualified insurance companies, standard product liability insurance in coverage amounts specified by Licensor (which shall be reasonably in conformity with standard insurance requirements for this type of business in China), providing protection against all claims, demands and causes of action arising out of any defects or failures to perform, alleged or otherwise, of the Covered Products or Covered Services or any material used in connection therewith or any use thereof. The policies shall name Licensor and its affiliates, parent companies and subsidiaries, and their respective directors, officers, agents, employees, members and shareholders, as additional insureds and shall provide for at least 30 days’ notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination thereof. Licensee shall furnish Licensor with a certificate of such insurance promptly upon Licensor’s request.

7. Confidential Information. Licensee recognizes that certain information relating to the business and operations of Licensor which Licensee acquires or learns during the Term include proprietary and confidential information of Licensor (“Confidential Information”). Accordingly, Licensee will not, without the prior express written consent of Licensor or as may be required by law, regulation or judicial order, disclose or reveal any such Confidential Information to any third party or use any of it for Licensee’s own benefit other than pursuant to this Agreement, provided that such Confidential Information was not previously known to the general public. Licensee shall take all steps necessary to ensure that use of Confidential Information by it or by its contractors and suppliers (which use shall be solely as necessary for, and in connection with, the promotion and sale of Covered Products and Covered Services) shall preserve such confidentiality in all material respects. The provisions of this Section shall survive termination of this Agreement. Licensee shall not take any action to file for any patent, trademark, copyright or other intellectual property protection in any jurisdiction for any of the Technology without Licensor’s express prior written consent.

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8. Termination.

(a) Termination by Licensor. Licensor will have the right to terminate this Agreement and the License rights of Licensee granted hereunder upon the occurrence of any of the following:

(i) If Licensee files a voluntary petition for bankruptcy or reorganization, or if Licensee is adjudicated a bankrupt or insolvent, or if a receiver is appointed for Licensee or its business, or if Licensee makes an assignment for the benefit of its creditors or makes an arrangement with its creditors pursuant to any bankruptcy law, or if Licensee discontinues its business, or if a petition is filed against Licensee to initiate an involuntary insolvency proceeding and such petition is not dismissed within 90 days of being filed; or

(ii) If Licensee fails to obtain or maintain product liability insurance in the amount and of the type provided for herein, and fails to cure such default within 15 days of receipt of notice from Licensor; or

(iii) If Licensee makes any unauthorized use of any of the Technology or the Marks and fails to cure such default within 15 days of receipt of notice from Licensor; or

(iv) If Licensee violates any of its other obligations under the terms of this Agreement or any of the other Business Agreements and fails to cure such default within 60 days of receipt of notice from Licensor.

(b) Effect of Termination. Upon the termination of this Agreement, all rights granted under this Agreement to Licensee shall terminate and immediately revert to Licensor, and Licensee shall immediately discontinue all use of any and all of the Technology and the Marks.

9. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the License granted herein, revokes and supersedes all prior agreements between the parties relating to the License, and is intended as a final expression of their agreement relating to the License. It shall not be modified or amended except in a writing signed by both parties hereto and specifically referring to this Agreement.

(b) Assignment. Neither Licensor nor Licensee may assign this Agreement, or any of such party’s rights or obligations hereunder, without the prior consent of the other party. Further, Licensee may not grant to any third party any sublicense with respect to any of the rights under the License except with the approval of Licensor and subject to the terms and conditions set forth in Sections 1(a) and 1(c).

(c) Severability. If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

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(d) Waiver. No failure of either party to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of such party’s right to demand exact compliance with any of the terms herein. Waiver by a party hereto of any particular default by the other party shall not affect or impair the non-defaulting party’s rights with respect to such default or any subsequent default of the same, similar or different nature.

(e) Relationship of the Parties. Nothing in this Agreement shall be deemed or construed by the parties or by any third party as creating a partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of licensor and licensee.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

(g) Notices. Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and may be delivered personally, sent by registered airmail (postage prepaid) by a recognized courier service, or sent by facsimile transmission to the address of the recipient set forth on Exhibit C or such other address or facsimile number as may be designated by a party by written notice to the other parties given in accordance with the terms hereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(i) Notices given by personal delivery shall be deemed effectively given on the date of personal delivery (as indicated by certification of the delivery personnel);

(ii) Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the 7th day after the date on which they were mailed (as indicated by the postmark);

(iii) Notices given by air courier shall be deemed effectively given on the date of delivery (as indicated by the airway bill); and

(iv) Notices given by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission; provided that the notice is also sent to the recipient by registered airmail (postage prepaid) on the same day that the notice is sent by facsimile.

(h) Dispute Resolution

(i) Any dispute arising from or in connection with this Agreement shall be resolved through friendly consultations between the parties. Such consultations shall begin immediately after a party has delivered to the other party a written request for such consultation. If within ninety (90) days following the date on which such notice is given, the dispute cannot be resolved through consultations, the dispute shall, upon the request of any party with notice to the other party, be submitted to arbitration at China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with the CIETAC’s Arbitration Rules (the “CIETAC Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection. The arbitral award shall be final and binding upon both parties.

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(ii) There shall be three (3) arbitrators. Each party shall select one (1) arbitrator and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration. The arbitrators selected by parties shall jointly select the third arbitrator; provided, that in the event that such arbitrators are not able to agree upon a third arbitrator within thirty (30) days of the selection of the second arbitrator, then the third arbitrator shall be appointed according to the CIETAC Rules. In either case, such third arbitrator shall not be a citizen of China or the United States. If a party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made according to the CIETAC Rules.

(iii) The arbitration proceedings shall be conducted in English in Beijing, China. The arbitration tribunal shall apply the CIETAC Rules in effect on the date of the signing of this Contract. However, if such rules are in conflict with the provisions of this Article, including the provisions concerning the appointment of arbitrators, the provisions of this Article shall prevail.

(iv) Each party shall cooperate with the other party in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with such proceedings, subject only to any confidentiality obligations binding on such party.

(v) The arbitral award shall be final and binding upon all Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

(vi) Judgment upon the award rendered by the arbitration may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Licensee and Licensor have executed this Agreement as of the Effective Date.

LICENSOR: ECOTALITY, INC., a Nevada corporation By: _______________________ Name: _______________________ Title: _______________________	LICENSEE: Tianjin Eco-Power Technology Co. Ltd, a China equity joint venture company By: _______________________ Name: _______________________ Title: _______________________

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EXHIBIT A

TECHNOLOGY

“KNOW HOW” & EXPERIENCE AS IT RELATES TO EV SERVICE EQUIPMENT DESIGN, HARDWARE, SOFTWARE AND DEPLOYMENT

1. Summary. ECOtality will provide the technology, training and patent licenses described below to design, test, build and deploy Level Two EVSE – wall mount, pedestal,, DCFC EV and industrial chargers in China (collectively, the “Technology”).

2. Licensed Patents. The patents, design patents and applications set forth in Appendix A to this Exhibit A (the “Licensed Patents”) are hereby licensed to JVCO in accordance with the terms of this License Agreement:

3. Licensed Know-How. ECOtality hereby licenses to JVCO in accordance with the terms of this License Agreement all drawings, manuals, know-how, test results, certifications, BOM, and the technical support needed for fabrication and installation of Level Two EVSE, DCFC EV and Industrial chargers (collectively, the “Know-How”). The Know-How includes know-how relating to the Licensed Patents and the following U.S. patents, which are not registered in China and are not being licensed pursuant to this License Agreement (the “Heritage Patents”):

Patent Number	Description
5,396,163	Method for charging batteries
5,477,125	Automatic control of charging
5,548,200	Fast charging of batteries
5,594,318	Fast charge multiple vehicles
5,626,990	Lead acid battery plates
5,670,861	Monitoring & control for charge
5,680,031	Variable & interruptible charge
5,773,962	Long chain battery charge - EV
5,993,992	Charge for a battery pack
6,495,992	Assess & control charge
6,965,216	Electrolyte stratification
7,358,701	Sensor and modeling for charge
7,573,228	Share power between equipment

* Note detailed descriptions of the Heritage Patents are set forth in Appendix B

In addition, the Know-How will include Licensor’s expertise with respect to Level Two EVSE chargers in the following areas:

• EV’s (the vehicle)

• Batteries

o Chemistry

o Types

A-1

o Charging

o Algorithms

o Heat

• Charging

o Types

o Methods

o Plugs

o Data

o Instruction to the charger

• Testing data and learning’s from ETEC

o Vehicles tested and results

o Batteries tested and results

o Review of learning

o EV Project data and analysis

• Standards

o Vehicle

o Battery

• Design

o What we learned

o What can be improved

o Options to consider

o Level 2

▪ Wall Mount

▪ Pedestal

o DCFC

o Industrial

▪ Material Handling

▪ Ground Support (Airports)

▪ Accessories (e.g., Bridge Power unit and Dual Charge Controller)

o Hardware

▪ Control board

▪ Meter

▪ Cord

▪ Screen

▪ Casing and structure

▪ Install and structural; integrity

▪ Antenna

▪ Modem

o Software

▪ Firmware

▪ Downloads

• Production

o Process

o Testing

o QA

• Sales Strategy

o Tactics

o Technical

o Pricing

o Host Management

A-2

• Install

o Wiring and power

o Structure

o Internet connection

o Testing on site

• Service

o Trouble shooting

o Customer interface

• Micro climate

o How to select an area

o How to select public charge locations

o Community interface

o Design and mapping

o Public acceptance

o Private property

• Impacts to the Grid

o Interface with energy supplier

o Load control

o Alternatives

• Energy storage today and the near future

• Project Management Expertise transfer

• Quality

• Procedures

• Customer interface

A-3

Appendix A – List of Licensed Patents

A-4

Appendix B ~ Description of Heritage patents:

5,396,163	Method for charging batteries

A charger for rechargeable cells or batteries utilizes a mechanism whereby resistance-free voltage is continually monitored during periodic current-off intervals in the charging process and compared to an independent reference voltage to prevent overcharge. After a certain degree of charge has been obtained, the current is gradually reduced to a finishing charge. Several means are provided for terminating the finishing charge while avoiding overcharge.
Another embodiment of a charger provides for measurement of the resistance-free voltage during the current-off period after sufficient time is allowed for the recombination of any oxygen which may have been produced during charging, thus taking into account inherent variations in cells of the same type.
The present invention provides circuits and methods for charging rechargeable batteries and cells. The circuits have a variety of specific design criteria, so that the present invention can provide for temperature compensation, and it can produce variable reference voltages which are contingent upon a number of factors including the temperature of the battery or indeed its state of charge acceptance capability. Various and quite complex timing features are provided.
Yet another feature of the present invention is that, with certain design preconditions for the battery pack being charged, the precise characteristic of that battery pack and therefore the number of cells and the charging voltage to be delivered to the battery pack, can be automatically determined. Yet other features of the present invention provide for fine or detailed improvements to the charge cycle, whereby undesirable side effects such as thermal runaway--which may otherwise be undetectable using ordinary sensing operations—may be precluded or inhibited. '

5,477,125	Automatic control of charging

A battery charge is provided which automatically controls the charging process independent of individual battery construction or temperature. Control of the charging process is achieved by periodically interrupting the charging current, determining resistance-free voltage of the battery in fixed intervals after interruptions of current, and comparing the resistance-free voltage with a reference voltage. Reference voltage is automatically determined for each recharging subject by analyzing the change in resistance-free voltage with respect to time during an initial, constant current period to locate certain characteristic points indicative of the onset of overcharge. The charging current is reduced as necessary, so that the resistance-free voltage does not exceed the reference voltage and significant overcharge is avoided.

A-5

5,548,200	Fast charging of batteries

A method and apparatus for charging the battery of an electric vehicle are provided. When the electric vehicle is connected to a charging station, it is interrogated to determine the nature of the charge controller that is on board the vehicle; and logic decisions invoking the particular mode for charging the vehicle are made depending on the nature and type of charge controller that is on board the vehicle. Thus, delivery of charging energy to the battery in the vehicle may be entirely under the control of a charge controller on board the vehicle; or if the control module in the vehicle is less sophisticated then delivery of charging energy will be under the control of a charging module within the charging station. Parameters of initial charging current and voltage are therefore set either by the on board battery charging controller, or the charge controller in the charging station; alternatively, those parameters may be set manually or by insertion of a card into a data interface to establish initial charging conditions. Under controlled conditions, a plurality of vehicles may be charged at a single establishment having a plurality of charging stations, either sequentially or simultaneously, depending on the criteria to be established. The charging station may be privately owned, so as to charge a fleet of vehicles; or there may be a plurality of charging stations at a publicly accessible service station.

5,594,318	Fast charge multiple vehicles

A method and apparatus for charging the traction battery of an electric vehicle are provided. Charging energy is delivered from a charging station at a predetermined voltage and at a delivery frequency in the range of from 10 kHz up to 200 kHz, The charging energy is transferred to the vehicle through an inductive coupler, having a primary side connected to the charging station and a secondary side mounted within the vehicle. A rectifier is mounted in the vehicle and interposed between the secondary side and the battery. When the vehicle is connected to a charging station, it is interrogated to determine the nature of the charge controller that is on board the vehicle; and logic decisions invoking the particular mode for charging the vehicle are made depending on the nature and type of charge controller that is on board the vehicle. The value of initial charging current is set either by an on board battery charging control module in the vehicle, or by the charge control module which is present in the charging station; or alternatively, by being preset at the charging station. Initial charging current, and the amount of charging energy to be delivered, may be established by insertion of a card into a data interface on the charging station. Under controlled conditions, a plurality of vehicles may be charged at a single establishment having a plurality of charging stations, by distributing energy to any one vehicle according to priority criteria to be established.

5,626,990	Lead acid battery plates

A recombinant lead acid battery is provided having positive and negative plates coated with active material and separated by a compressible separator material containing an electrolyte. A casing provides structural support for the plates and encases the battery's components. The battery is preferably a recombinant lead acid battery with its plates being formed of lead foil sheets. The casing is reinforced and arranged to i) maintain a substantially evenly distributed compressive force on the separator material and ii) maintain a constant spacing between the plates. The battery is arranged to maintain a compressive force of at least eight psi on the plates, which has been found to significantly reduce the incidence of premature capacity loss (PCL). By way of example, compressive forces in the range of 8-14 psi work well for conventional separator materials. In one embodiment, the casing includes a plurality of reinforcing support pins extending between upper and lower casing members through the plates and separator material for maintaining the evenly distributed pressure. Plates may be slacked one above another to provide a plurality of cells. A method of making the battery is also described.

A-6

5,670,861	Monitoring and Control of Charge

This invention relates to monitoring and control apparatus, and methods, for monitoring the state of charge and for controlling and monitoring the charging, regenerative charging, and discharge, of a long chain battery. In particular, the present invention is directed to monitoring and control of a long chain battery when it is installed in an electric vehicle.

5,680,031	Variable & interruptible charge

A charger for charging a rechargeable battery. The charger comprising a circuit for producing a charging current having a variable level and a control circuit for controlling the charging current. During a first charging period the current is maintained at a level to rapidly charge the battery at a rate in amperes, which is greater than the capacity of the battery in ampere-hours. The controller includes means for interrupting the charging current for a predetermined interruption interval. During the interruption interval, the charging current is maintained at a non-zero value. The controller also includes means for determining a resistance free voltage for the battery. During a subsequent charging period, the charging current is controlled in response to the value of the resistance free voltage.

5,773,962	Long chain battery charge – EV

This invention relates to monitoring and control apparatus, and methods, for monitoring the state of charge and for controlling and monitoring the charging, regenerative charging, and discharge, of a long chain battery. In particular, the invention is directed to monitoring and control of a long chain battery when it is installed in an electric vehicle.

5,993,992	Charge for a battery pack

A battery pack and method for connecting battery modules to optimize current sharing and charging of the modules. The battery pack comprises a number of battery modules, each module having respective positive and negative terminals. Interconnecting cables are provided for connecting the respective positive terminals and the respective negative terminals. The interconnecting cables have equal electrical lengths so that the Ohmic resistance is the same for the cables. The battery modules are also arranged in close proximity to form an isothermal zone.

A-7

6,495,992	Assess & control charge

A method and apparatus utilizing a new parameter for assessing battery charge acceptance for controlling the charging process of the battery. The charge acceptance parameter comprises a terminal voltage profile, which is determined during a variation in a diagnostic current. The slope of the terminal voltage profile is used in the charging process to assess the charge acceptance ability of the battery and thereby control the charging current. For a first group of batteries including lead-acid and nickel-cadmium batteries, the terminal voltage profile is characterized by an increasing profile slope as the charge acceptance ability of the battery is reached. For a second group of batteries comprising nickel-metal hydride batteries, the terminal voltage profile is characterized by a profile slope, which approaches zero as the charge acceptance ability of the battery is reached.

6,965,216	Electrolyte stratification

An apparatus and method for recharging a rechargeable lead acid battery. The apparatus supplies an overcharge current to the battery during and before completion of recharging of the battery to ameliorate stratification of the battery.

7,358,701	Sensor and modeling for charge

A method and system for modeling or simulating an application environment so as to evaluate the effect of a selected battery and charger in the application environment. Sensors are used to gather data regarding the energy consumption needs of the application environment over time. Based on the energy needs and/or user-specified application environment parameters, such as a charge schedule, a battery size and type, and a charge return model, an energy transfer profile for the application environment is generated and outputted. The energy transfer profile provides an indication of the state of charge of the battery over time based upon the simulated discharging and charging of the battery in the application environment. The generation of the energy transfer profile takes into account the charging schedule and the incremental change in battery parameters over time.

7,573,228	Share power between equipment

An apparatus for managing input power between a passenger bridge and a battery charger includes a power distributor, a current monitor and a controller. The power distributor receives input power and outputs power to the passenger bridge and the battery charger. The current monitor measures current drawn by the passenger bridge and the battery charger to provide a signal to the controller indicative of the power consumption of the passenger bridge and the battery charger. The controller adjusts the output power setting of the battery charger in response to the power consumption of the passenger bridge and the battery charger by reading the output power of the battery charger, comparing the power consumption of the passenger bridge and the battery charger to a predetermined operating threshold to determine whether an over-threshold condition exists, and modulating the battery charger output power setting in response to the over-threshold condition.

A-8

EXHIBIT B

MARKS

ECOtality

Blink

Minit Charger

B-1

EXHIBIT C

NOTICE ADDRESSES

Licensor:

Ecotality, Inc.

4 Embarcadero Center

Suite 3720

San Francisco CA 94111

Licensee:

Tianjin Eco-Power Technology Co. Ltd

Bldg 7 of The Number 2 Incubation Center, 2nd Floor

Fufa Rd West, Tianjin Bicycle Kingdom Industry Park

Tianjin, China

B-1